Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

AAR AIRCRAFT SERVICES, INC.,

AHM HOLDING CORP.,

AVBORNE HEAVY MAINTENANCE, INC.,

AVIATION MAINTENANCE STAFFING, INC.,

and (solely for purposes of Section 5.15)

THE SHAREHOLDERS OF AHM HOLDING CORP.

Dated as of

February 25, 2008

i

INDEX OF EXHIBITS

Title	Exhibit

Form of Escrow Agreement	1.4(a)(ii)
Further Indemnification Obligations of Seller	7.1(d)
Form of Opinion of Seller’s Counsel	8.1(g)(vi)
Form of Environmental Liability Insurance Policy	8.1(h)
Amendments to Benefits Plans	8.1(i)

INDEX OF DEFINED TERMS

Term	Page

Acquisition Proposal	37
affiliate	55
Agreement	1
AHM	1
AMS	1
Applicable Law	10
Authority	8
Balance Sheet	11
Balance Sheet Date	11
Benefit Plans	12
Business Day	55
Capital Stock	56
Cash	3
CERCLA	23
Closing	2
Closing Certificate	50
Closing Date	2
Closing Date Balance Sheet	3
Closing Payment	2
Code	12
Company	1
Company Material Adverse Effect	56
Computer Software	19
Confidential Information	35
Confidentiality Agreement	35
Consent	10
Contract	56
Current Assets	3
Current Liabilities	3
Debt	8
Delaware Courts	57
Desktop Software	19
Disclosure Schedule	7
Encumbrances	1
Environmental Laws	23
Environmental Liability Insurance Policy	50
Environmental Permits	24
ERISA	12
ERISA Affiliate	12
Escrow Agent	2
Escrow Agreement	2
Escrow Amount	2
Escrow Fund	2
Estimated Net Working Capital	4
Exchange Act	30
Excluded Taxes	42

v

Financial Statements	11
Former Properties	24
GAAP	4
Governmental Entity	10
Ground Leases	8
Guarantor	1
Guarantor Share	39
Hazardous Materials	24
Historical Financial Statements	11
Historical Policies	5
Indemnified Party	47
Indemnifying Party	47
Indenture	9
Intellectual Property	18
Interim Balance Sheet	11
Interim Balance Sheet Date	11
Interim Financial Statements	11
Inventory	27
IRB Obligation	2
knowledge	56
Leased Real Property	16
Loan Agreement	9
Losses	45
Machinery and Equipment	23
made available to Purchaser	56
MDAD Claim	1
Miami-Dade Bonds	9
Net Working Capital	4
Net Working Capital Statement	4
Neutral Accountant	5
Order	13
Ordinary Course of Business	11
Party	1
Payoff Amount	50
PCBs	24
Per Diem Taxes	42
Permits	14
Permitted Encumbrances	23
Person	56
Post-Closing Tax Period	44
Pre-Closing Tax Period	44
Purchase Price	1
Purchaser	1
Purchaser Indemnified Parties	45
Purchaser Material Adverse Effect	30
RCRA	24
Receivables	27
Reimbursement Agreement	9
Reimbursement Obligations	9

Representatives	35
Section 338 Allocation	44
Section 338(h)(10) Election	43
Section 338(h)(10) Forms	44
Seller	1
Seller Indemnified Parties	45
Settlement Agreement	25
Shares	1
Straddle Period	44
subsidiary	56
Tax Authority	44
Tax Claim	43
Tax Period	45
Taxes	16
Transaction Fees	56
Transfer Taxes	37
Transmeridian Claim	2
Trustee	9
Working Capital Deficit	4
Working Capital Surplus	4

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is entered into as of February 25, 2008 (this “Agreement”), by and among AAR Aircraft Services, Inc., an Illinois corporation (“Purchaser”), AHM Holding Corp., a Delaware corporation (“Seller”), Avborne Heavy Maintenance, Inc., a Florida corporation (“AHM”), and Aviation Maintenance Staffing, Inc., a Delaware corporation (“AMS”), and, solely for purposes of Section 5.15, each of the direct or indirect shareholders of Seller listed on the signature pages to this Agreement (each, a “Guarantor” and, collectively, the “Guarantors”).  AHM and AMS are sometimes referred to herein individually as a “Company” and collectively as the “Companies”.  Purchaser, Seller, the Companies and the Guarantors are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller owns all of the issued and outstanding shares of Capital Stock (the “Shares”) of the Companies; and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Shares, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
PURCHASE AND SALE

SECTION 1.1                                                                          Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing as provided in Section 1.3, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares, free and clear of all options, pledges, security interests, liens, mortgages, charges, claims or other encumbrances or restrictions (collectively, “Encumbrances”).

SECTION 1.2                                                                          Purchase Price.  The aggregate purchase price for the Shares (the “Purchase Price”) shall be (subject to adjustment pursuant to Section 1.5) an amount equal to:

(a)                                  $40,000,000;

(b)                                 Plus the amount of Cash as set forth in the Closing Certificate;

(c)                                  Minus the Payoff Amount as set forth in the Closing Certificate;

(d)                                 Minus the obligations payable by the Companies to the Miami-Dade Aviation Department in accordance with that certain letter from Miguel Southwell dated February 14, 2008, including the attachments thereto (the “MDAD Claim”), less the portion of any such amount previously paid or specifically reserved for on the Closing Date Balance Sheet;

(e)                                  Minus the obligations payable by the Companies pursuant to Transmeridian Airlines, Inc. v. Avborne Heavy Maintenance, Inc., Case No. 05-83284-jb in the United States Bankruptcy Court, Northern District of Georgia, Atlanta Division (the “Transmeridian Claim”), less the portion of any such amounts previously paid or specifically reserved for on the Closing Date Balance Sheet;

(f)                                    Minus the Transaction Fees as set forth in the Closing Certificate;

(g)                                 Minus the amount of $301,465, which is the premium payable under the Environmental Liability Insurance Policy (exclusive of any portion of such premium payable in respect of coverage for “New Pollution Conditions”, as defined in the Environmental Liability Insurance Policy); and

(h)                                 Minus the amount of $25,000, which is one-half of the amount of the “Self-Insured Retention”, as defined in the Environmental Liability Insurance Policy.

SECTION 1.3                                                                          Closing.  The closing of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Schiff Hardin LLP, 6600 Sears Tower, Chicago, Illinois, at 10:00 a.m., Chicago time, on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VIII hereof (other than conditions that can be satisfied only by the delivery of certificates or other documents at the Closing) or at such other place, time or date as Seller and Purchaser may agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 1.4                                                                          Closing Deliveries.

(a)                                  At the Closing, Purchaser shall:

(i)                                     pay to Seller a closing payment (the “Closing Payment”) equal to: (A) the Purchase Price; (B) less the aggregate amount owed as of the Closing Date by AHM under the promissory note entered into in connection with the issuance of an aggregate of $25,000,000 of industrial revenue bonds by the Miami-Dade Industrial Development Authority (the “IRB Obligation”); and (C) less the Escrow Amount;

(ii)                                  deposit an amount equal to 5% of the Purchase Price, as determined as of the Closing Date and not subject to adjustment as provided in Section 1.5 (the “Escrow Amount”), into an escrow fund (the “Escrow Fund”) pursuant to the terms of an escrow agreement to be entered into at Closing between Purchaser, Seller and U.S. Bank National Association, a national banking association (“Escrow Agent”), which escrow agreement shall be in substantially the form attached as Exhibit 1.4(a)(ii) (the “Escrow Agreement”);

(iii)                               pay the Payoff Amount to (A) the lenders of each Company, and (B) any other Person to whom either Company owes any Debt (other than the IRB Obligation) as of the Closing, in each case pursuant to payoff letters or other written instructions provided by Seller to Purchaser;

(iv)                              pay the Transaction Fees pursuant to written instructions provided by Seller to Purchaser; and

(v)                                 deliver to Seller the documents, instruments and writings specified in Section 8.2(d).

(b)                                 At or prior to the Closing, Seller and each Company shall deliver or cause to be delivered to Purchaser:

(i)                                     certificates representing the Shares, which shall be duly endorsed in blank, or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(ii)                                  the documents, instruments and writings specified in Section 8.1(g); and

(iii)                               such other documents, instruments and writings as may be reasonably requested by Purchaser at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith.

(c)                                  Payments required under this Section 1.4 shall be made by wire transfer of immediately available funds to accounts designated by Seller in writing on or before the second Business Day prior to the Closing Date.

SECTION 1.5                                                                          Working Capital Adjustment to the Purchase Price.

(a)                                  Certain Definitions.

(i)                                     “Cash” means cash and cash equivalents of each Company.  Cash will not be reduced by the amount of outstanding checks and checks-in-transit so long as the amount of such outstanding checks and checks-in-transit is reflected as a current liability in the Net Working Capital.

(ii)                                  “Closing Date Balance Sheet” means the balance sheet of the Companies as of close of business on the Closing Date.

(iii)                               “Current Assets” means the current assets reflected on the balance sheet of the Companies as of the date measured, including costs and profits in excess of billings, Cash, prepaid expenses relating to the operation of the business and an amount equal to the face amount of all accounts receivable relating to the business, but excluding inter-Company receivables and all Tax assets, in each case determined in accordance with GAAP.

(iv)                              “Current Liabilities” means current liabilities reflected on the balance sheet of the Companies as of the date measured, including accounts payable, accrued liabilities, accrued expenses, deferred revenue, accrued employee or consultant compensation, accrued vacation, but excluding any current liabilities included in the Payoff Amount or

Transaction Fees, inter-Company payables and Tax liabilities, in each case determined in accordance with GAAP.

(v)                                 “Estimated Net Working Capital” means the amount of $2,900,000.

(vi)                              “GAAP” means accounting principles generally accepted in the United States.

(vii)                           “Net Working Capital” means the aggregate Current Assets of the Companies less the aggregate Current Liabilities of the Companies, each as of the close of business on the Closing Date, as set forth on the Closing Date Balance Sheet.

(viii)                        “Net Working Capital Deficit” means the amount, if any, by which the Estimated Net Working Capital exceeds 110% of the Net Working Capital as set forth on the Closing Date Balance Sheet.

(ix)                                “Net Working Capital Surplus” means the amount, if any, by which the Net Working Capital as set forth on the Closing Date Balance Sheet exceeds 110% of the Estimated Net Working Capital.

(b)                                 Working Capital Adjustment.

(i)                                     If there is a Net Working Capital Surplus determined in accordance with this Section 1.5, then, within three (3) Business Days following such determination, Purchaser shall pay the amount of such Net Working Capital Surplus in immediately available funds to Seller.

(ii)                                  If there is a Net Working Capital Deficit determined in accordance with this Section 1.5, then, within three (3) Business Days following such determination, the Escrow Agent shall disburse from the Escrow Fund the amount of such Net Working Capital Deficit in immediately available funds to Purchaser, in accordance with the Escrow Agreement.

(c)                                  Working Capital Adjustment Procedures.  A final determination of the Net Working Capital and the Net Working Capital Surplus, if any, or the Net Working Capital Deficit, if any, as of the Closing Date, shall be made in accordance with this Section 1.5(c).  Within ninety (90) days after the Closing Date, Purchaser shall provide to Seller (i) the Closing Date Balance Sheet and (ii) a statement (the “Net Working Capital Statement”) setting forth Purchaser’s determination of the Net Working Capital and the Net Working Capital Surplus, if any, or the Net Working Capital Deficit, if any, as of the Closing Date.  In the event that Seller disagrees with the Closing Date Balance Sheet or the Net Working Capital Statement, then Seller shall submit a written notice of objections thereto to Purchaser within thirty (30) days after Seller’s receipt of the Net Working Capital Statement.  If within such thirty (30) day period, Seller does not submit such a notice of objection, the Net Working Capital Statement, the Net Working Capital and the Net Working Capital Surplus, if any, or the Net Working Capital Deficit, if any, as set forth in the Net Working Capital Statement shall be deemed accepted by Seller, but if Seller does timely object to the Closing Date Balance Sheet or the Net Working

Capital Statement, such objections shall be resolved as provided in Section 1.5(d).  The Closing Date Balance Sheet and the Net Working Capital Statement shall be prepared in accordance with GAAP and the accounting policies used in the preparation of the Historical Financial Statements, applied on a consistent basis, to the extent such policies are consistent with GAAP (“Historical Policies”)

(d)                                 Resolution of Objections.  Purchaser and Seller shall negotiate in good faith to resolve any dispute arising under Section 1.5(c).  Any objection timely made under Section 1.5(c) that Purchaser and Seller are unable to so resolve within fifteen (15) days after Seller submits a notice of objection pursuant to Section 1.5(c) shall be conclusively determined by a “Neutral Accountant” as defined below.  A “Neutral Accountant” means an accountant who satisfies each of the following requirements:

(i)                                     neither the accountant nor the firm that employs the accountant shall have performed any material accounting or consulting services for any Party (or any affiliate of a Party) at any time during the two (2) year period immediately preceding the date of the notice from Purchaser under Section 1.5(c);

(ii)                                  is not related in any way to any Party or any executive officer or director of any Party;

(iii)                               has been a certified public accountant duly licensed to practice in the state where he or she has his or her primary office for a period of not less than ten (10) years; and

(iv)                              is willing to accept engagement as the Neutral Accountant on the terms and conditions of this Agreement.

Purchaser and Seller agree to use their best efforts in good faith to select a Neutral Accountant who is reasonably acceptable to both of them not later than thirty (30) days after the date on which Purchaser timely objects to the Net Working Capital Statement.

Within ten (10) days after the Neutral Accountant is appointed as described above, Purchaser shall promptly forward a copy of the Net Working Capital Statement and a copy of the Closing Date Balance Sheet to the Neutral Accountant, and Seller shall promptly forward a copy of the written objection(s) thereto delivered pursuant to Section 1.5(c) to the Neutral Accountant.  The Neutral Accountant’s role shall be limited to resolving such objections.  The Neutral Accountant shall promptly provide written notice of its resolution of such objections to Purchaser and Seller, and the resulting adjustments shall be deemed finally determined for purposes of Section 1.5(c); provided, however, that in no event will the Neutral Accountant’s calculation of the Net Working Capital be less than the Net Working Capital amount shown in the Net Working Capital Statement nor more than the amount shown in Seller’s notice of objection.  The Neutral Accountant shall be instructed to use reasonable efforts to perform its services within thirty (30) days of submission of the statement(s) and objection(s) to it and, in any case, as soon as practicable after such submission.  If the Neutral Accountant selected as described above is unable or unwilling to act when called upon pursuant to this Section 1.5(d), then Purchaser and

Seller shall promptly appoint a substitute to act in substitution for the original designee, (or if no substitute is so appointed within fifteen (15) days, then such dispute shall be resolved by a single arbitrator, sitting in Chicago, Illinois, appointed by the American Arbitration Association upon application by either Purchaser or Seller), and, upon acceptance of such appointment such substitute, or arbitrator so appointed, shall for purposes of this Agreement be deemed the Neutral Accountant, as applicable, and the time periods prescribed above in this Section 1.5(d) shall run from the date of such substitute’s or arbitrator’s acceptance of appointment hereunder.  The fees and expenses for the services of the Neutral Accountant and, if applicable, such substitute or arbitrator shall be shared equally by Purchaser and Seller.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO EACH COMPANY

With respect to each Company, Seller and such Company jointly and severally represent and warrant to Purchaser, as of the date hereof and as of the Closing Date, as follows:

SECTION 2.1                                                                          Organization.  Each Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  Each Company has heretofore made available to Purchaser complete and correct copies of the certificate of incorporation and the by-laws (or similar organizational documents) of such Company as presently in effect.

SECTION 2.2                                                                          Authorization; Validity of Agreement.  Each Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each Company of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by its Board of Directors and no other corporate action on the part of such Company is necessary to authorize the execution and delivery by such Company of this Agreement and the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each Company and, assuming due and valid execution and delivery hereof by the other Parties, is a valid and binding obligation of such Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 2.3                                                                          Capitalization and Debt.

(a)                                  Capital Stock.  The authorized Capital Stock of AHM consists of 2,000,000 shares of common stock, $0.001 par value per share, of which 100 shares are issued and outstanding.   The authorized Capital Stock of AMS consists of 1,000 shares of common stock, $0.01 par value per share, of which 100 shares are issued and outstanding.  All of the Shares are owned of record by Seller, and no Shares are held in the treasury of either Company.  All of the Shares are duly authorized, validly issued, fully paid and non-assessable and have been issued in accordance with the requirements of the Securities Act of 1933, as amended.  There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of either Company issued and outstanding.  The Shares have not been issued in violation of, and are not subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any Applicable Law, the certificate of incorporation or by-laws of the applicable Company, any Contract to which such Company is subject, bound or a party or otherwise.  There are not any outstanding warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other Contracts (other than this Agreement) pursuant to which the either Company is or may become obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any Capital Stock of such Company.  There is no Capital Stock of either Company reserved for issuance for any purpose.  There are no outstanding contractual obligations of either Company to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(b)                                 Voting Arrangements.  There are no voting trusts or other agreements or understandings to which either Company is a party with respect to the voting of the Capital Stock of such Company.

(c)                                  Subsidiaries.  Neither Company has any subsidiaries.

(d)                                 Investments.  Except as set forth in Section 2.3(d) of the written statement identified as the disclosure schedule to this Agreement and delivered by Seller to Purchaser as part of this Agreement (“Disclosure Schedule”), neither Company (i) owns, directly or indirectly, any Capital Stock of any Person, (ii) has any direct or indirect equity or ownership interest in any business, or (iii) is a member of or participant in any partnership, joint venture or similar Person.

(e)                                  Debt.  Section 2.3(e) of the Disclosure Schedule sets forth a true and complete statement of the borrowing limit under all loan commitments (including indentures) of each Company and a true and complete statement of the total amount of the Debt of each Company under such commitments as of January 1, 2008.  Except as set forth in Section 2.3(e) of the Disclosure Schedule, neither Company had any outstanding Debt as of January 1, 2008 and, except for Debt that is to be satisfied out of the Payoff Amount, no Debt or commitment for Debt involving either Company contains, or immediately prior to the Closing will contain, (i) any restriction upon, or any penalty payment, premium, charge, yield maintenance amount or other expense relating to, the prepayment of Debt, (ii) any restriction upon the incurrence of

Debt or (iii) any restriction upon the ability of either Company to grant any Encumbrance on its properties or assets.

For purposes of this Agreement, “Debt” means, with respect to each Company and without duplication:  (1) all liabilities for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments; (2) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations, all obligations under any title retention agreement (but excluding trade accounts payable arising in the Ordinary Course of Business), and all obligations in respect of earnout payments or contingent payments related to the acquisition of assets or businesses; (3) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) and (2) above) entered into in the Ordinary Course of Business to the extent such letters of credit are not drawn upon (it being understood that the letters of credit set forth on Annex A to Section 2.14(a) of the Disclosure Schedule are not Debt); (4) all obligations to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP; (5) the amount of any dividends declared but not yet paid; (6) all obligations of the type referred to in this definition of Debt of other Persons for which such Company is responsible or liable as obligor, guarantor, or otherwise; (7) all obligations of the type referred to in this definition of Debt of other Persons secured by any Encumbrance on any property or asset of such Company (whether or not such obligation is assumed by such Company); and (8) all penalty payments, premiums, charges, yield maintenance amounts and other expenses relating to the prepayment of any obligations of the types referred to in this definition of Debt (assuming such prepayment occurs immediately prior to the Closing on the Closing Date); in all cases as measured as of the close of business on the Closing Date.

(f)                                    Industrial Development Revenue Bonds.

(i)                                     Certain Definitions.

(A)                              “Authority” means the Miami-Dade Industrial Development Authority, a public body corporate and politic created and existing under the laws of the State of Florida, particularly Chapter 159, Part III, Florida Statutes.

(B)                                “Ground Leases” means, collectively, (i) the Development Lease Agreement, dated as of June 29, 1998, between Miami-Dade County, Florida, and AHM (f/k/a/ Professional Modification Services, Inc.), as amended by an Amendment to Development Lease Agreement dated as of August 24, 1998, a First Amendment to Lease Agreement dated as of August 3, 1999, and a First Amendment to Development Lease Agreement dated as of December 15, 2004, and (ii) the Lease Agreement, dated as of December 16, 2003, between Miami-Dade County, Florida, and AHM, as supplemented and amended from time to time with the consent of AHM and pursuant to the Loan Agreement and the Indenture.

(C)                                “Indenture” means the Trust Indenture, dated as of August 1, 1998, between the Authority and SunTrust Bank, Central Florida, National Association, as trustee (the “Trustee”), as amended by the First Amendment and Supplement to Trust Indenture, dated as of May 1, 2000, between the same parties.

(D)                               “Loan Agreement” means the Loan Agreement, dated as of August 1, 1998, between the Authority and AHM (f/k/a/ Professional Modification Services, Inc.), as amended by the First Amendment and Supplement to Loan Agreement, dated as of May 1, 2000, between the Authority and AHM.

(E)                                 “Miami-Dade Bonds” means the $25,000,000 Miami-Dade Industrial Development Authority Variable Rate Demand Bonds (Professional Modification Services Project), Series 1998, issued by the Authority in two tranches in 1998 and 2000.

(F)                                 “Reimbursement Agreement” means the Reimbursement Agreement, dated as of October 3, 2005, between AHM and iStar Financial Inc.

(G)                                “Reimbursement Obligations” means the obligations of AHM to iStar Financial Inc. under the Reimbursement Agreement.

(ii)                                  The interest on the Miami-Dade Bonds is excludible from the gross income of their owners for federal income Tax purposes and thus is exempt from federal income Taxes based on gross income, and has been so exempt since the respective dates in 1998 and 2000 on which the Bonds were issued, except for any Miami-Dade Bond for any period in which such Miami-Dade Bond is or was owned by a “substantial user” of the facilities financed by the Miami-Dade Bonds or by a related person to such substantial user. The terms “substantial user” and “related persons” have the meanings used in Section 147(a) of the Code.

(iii)                               Neither AHM nor any of its affiliates has taken any action, or omitted to take any action, the taking or omission of which would cause interest on the Miami-Dade Bonds not to be  excludible from the gross income of their owners for federal income Tax purposes.

(iv)                              Except as described on Section 2.3(f) of the Disclosure Schedule, no event of default on the part of AHM or, to the knowledge of AHM, the other parties thereto exists and is continuing under the Loan Agreement, the Reimbursement Agreement or any of the Ground Leases, and no such event of default has existed since January 1, 2005 which has not been waived in writing. No event has occurred and is continuing that, with the passage of time or the giving of notice, or both, would constitute such an event of default.

(v)                                 To the knowledge of each Company and Seller, no event of default exists and is continuing under the Miami-Dade Bonds or the Indenture, and no such event of default has occurred since the Miami-Dade Bonds were issued. No events have occurred and are continuing which, with the passage of time or the giving of notice, or both, would constitute events of default under the Miami-Dade Bonds or the Indenture.

(vi)                              Neither AHM nor any of its affiliates has received any notice or other communication from the Trustee (as defined in the Loan Agreement), the Internal Revenue Service, the Authority, or the legal or beneficial owner of any Miami-Dade Bond to the effect that (A) the Internal Revenue Service has commenced an audit examination of the tax-exempt status of the Miami-Dade Bonds, (B) the Internal Revenue Service has issued a 30-day letter or other formal written determination which asserts that interest on the Miami-Dade Bonds is not excludible from the gross income of their owners for federal income tax purposes, except for any Miami-Dade Bond for any period in which such Miami-Dade Bond is or was owned by a “substantial user” of the facilities financed by the Miami-Dade Bonds or by a related Person to such substantial user, or (C) bond counsel or tax counsel nationally recognized for expertise in matters pertaining to the exclusion of interest on state and local government bonds from the gross income of their owners for federal income Tax purposes has concluded in writing that interest on the Miami-Dade Bonds is not excludible from the gross income of their owners for federal income Tax purposes.

(vii)                           Neither AHM nor any of its affiliates has received any notice or other communication from the Trustee, the Authority, or the legal or beneficial owner of any Miami-Dade Bond to the effect that (A) any litigation or proceeding has been brought in a state or federal court seeking to contest the validity or enforceability of any of the Ground Leases, the Loan Agreement, the Indenture or the Miami-Dade Bonds, or to enjoin the Authority or the Trustee from making payments due under the Miami-Dade Bonds, (B) the Attorney General of the State of Florida or any attorney for any local Governmental Authority in Florida has brought any litigation or proceeding in a state or federal court seeking to contest the validity or enforceability of any of the Ground Leases, the Loan Agreement, the Indenture or the Miami-Dade Bonds, or to enjoin the Authority or the Trustee from making payments due under the Miami-Dade Bonds.

SECTION 2.4                                                                          Consents and Approvals; No Violations.  Except as disclosed in Section 2.4 of the Disclosure Schedule and except for matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by Seller and each Company nor the consummation by Seller and each Company of the transactions contemplated hereby will: (a) violate any provision of the certificate of incorporation, by-laws or other governing instrument of either Company; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any Capital Stock or asset or property of either Company under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, lease, license, Contract, deed of trust, loan, or other agreement, instrument or obligation to which such Company is a party or by which such Company or any of its properties or assets may be bound; (c) violate any Order, writ, judgment, injunction, decree, law (including common law), statute, rule or regulation applicable to either Company or any of its properties or assets (each, an “Applicable Law”); or (d) require on the part of Seller or either Company any filing or registration with, notification to, or consent, approval or authorization (“Consent”) of, any Federal, state, local or foreign government, court, or legislative, executive or regulatory authority or agency (a “Governmental Entity”); except in the case of clause (b) for violations, breaches or defaults that would not have a Company Material Adverse Effect.

SECTION 2.5                                                                          Financial Statements; Internal Controls.

(a)                                  Section 2.5 of the Disclosure Schedule contains (i) the audited consolidated balance sheets of Seller and the Companies as of December 31, 2006 and 2005, and the audited consolidated statements of income and cash flows of Seller and the Companies for the years ended December 31, 2006 and 2005, together with the notes to such financial statements  (such balance sheet as of December 31, 2006, is referred to herein as the “Balance Sheet”, and December 31, 2006 is referred to herein as the “Balance Sheet Date”, and the financial statements described in this clause (i) are collectively referred to herein as the “Historical Financial Statements”), and (ii) the unaudited consolidated balance sheet of Seller and the Companies as of September 30, 2007, and the unaudited consolidated statements of income and cash flows of Seller and each Company for the three (3) quarters ended September 30, 2007 (such balance sheet as of September 30, 2007 is referred to herein as the “Interim Balance Sheet”, September 30, 2007 is referred to herein as the “Interim Balance Sheet Date”, the financial statements described in this clause (ii) are collectively referred to herein as the “Interim Financial Statements”, and all of the financial statements described in this sentence are collectively referred to herein as the “Financial Statements”).  Each balance sheet (including any related notes) included in the Financial Statements presents fairly in all material respects the financial position of the Companies as of the date thereof, and each income statement (including any related notes) and cash flow statement included in the Financial Statements presents fairly in all material respects the results of operations and cash flow, respectively, of Companies for the period set forth therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (which adjustments will not be, individually or in the aggregate, material) and the lack of footnotes and other presentation items.  Each of the Financial Statements has been prepared in accordance with the Historical Policies.  Each of the Historical Financial Statements has been audited by the Companies’ independent public accountants.  The books, records and accounts of each Company are correct and complete in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business and accounting practices.

(b)                                 Each Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

SECTION 2.6                                                                          No Undisclosed Liabilities.  Except as disclosed in Section 2.6 of the Disclosure Schedule and except for liabilities and obligations that are (a) incurred in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) after the Interim Balance Sheet Date and do not exceed $25,000 individually or in the aggregate or (b) disclosed, reflected or reserved for in the Financial Statements, since the Interim Balance Sheet Date, neither Company has incurred any liability or obligation that would be required to be reflected or reserved against in a balance sheet of such Company prepared in accordance with the Historical Policies.

SECTION 2.7                                                                          Absence of Certain Changes.  Except (a) as disclosed in the Financial Statements, (b) as disclosed in Section 2.7 of the Disclosure Schedule or (c) as expressly permitted by this Agreement, since the Interim Balance Sheet Date, each Company has conducted its business only in the Ordinary Course of Business, and neither Company has experienced any change that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.  Except as disclosed in Section 2.7 of the Disclosure Schedule, since the Interim Balance Sheet Date, neither Company has taken any of the actions or permitted to occur any of the events specified in Sections 5.1 or committed to do any of the foregoing.

SECTION 2.8                                                                          Employee Benefit Plans; ERISA.

(a)                                  Section 2.8(a) of the Disclosure Schedule sets forth a list of all employee benefit plans and arrangements maintained or contributed to by each Company or an ERISA Affiliate within the past six years, including employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, supplemental retirement plans, stock option plans, bonus or profit sharing plans, stock appreciation rights plans, stock purchase plans, medical, hospitalization, life, disability and other insurance plans, severance or termination pay plans and policies, vacation policies, life insurance arrangements, employment agreements, retention agreements, severance agreements and change in control agreements, whether or not described in Section 3(3) of ERISA (collectively, the “Benefit Plans”).  Except as set forth in Section 2.8(a) of the Disclosure Schedule, neither Company nor any of their other ERISA Affiliates has maintained or contributed to any employee benefit plans or arrangements other than the Benefit Plans within the past six years.  An “ERISA Affiliate” means any entity under “common control” with either Company within the meaning of Section 4001(14) of ERISA.  Each Company has made available to Purchaser copies of all Benefit Plans, including plan documents and all amendments thereto, plan agreements, trust agreements, recordkeeping or service agreements, insurance contracts, summary plan descriptions or summaries thereof if no written plan document or summary plan description is available, IRS determination letters, actuarial reports, audit reports and annual reports on Form 5500 for each of the three most recent plan years.

(b)                                 Except as set forth in Section 2.8(b) of the Disclosure Schedule, with respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), such plan has received a determination letter (or opinion letter, if applicable) from the Internal Revenue Service stating that the plan as amended for GUST (as defined in Internal Revenue Service Revenue Procedures — 2002-6 and 2000-27) so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination that would materially adversely affect such qualification or exempt status; (ii) such Benefit Plan has been timely amended to reflect the Economic Growth and Tax Relief Reconciliation Act of 2001 and any other Applicable Laws for which the remedial amendment period has lapsed; (iii) such Benefit Plan has been administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code; (iv) no breaches of fiduciary duty have occurred that are reasonably expected to give rise to liability on the part of either Company; (v) no actions, suit, claims or disputes are pending, or, to the knowledge of Seller or either Company, threatened, that could give rise to liability on the part of either Company, Seller, or any of either Company’s ERISA Affiliates other than routine claims for benefits; (vi) no audits, inquiries, reviews, proceedings, claims or demands are pending with any Governmental Entity; (vii) all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed; (viii) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred that would give rise to material liability on the part of either Company, Seller or any of either Company’s ERISA Affiliates; (ix) all contributions to such Benefit Plan, all payments under the Benefit Plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the Benefit Plans for any period ending before the Closing Date have been paid, and to the extent unpaid, are reflected on the Interim Balance Sheet; and (x) no Benefit Plan is (A) a “Multiemployer Plan” within the meaning of Section 3(37) of ERISA, (B) a “Multiple Employer Plan” within the meaning of Section 413(c) of the Code, or (C) a pension plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

(c)                                  With respect to each Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of either Company or any of its ERISA Affiliates beyond their termination of employment (other than to the extent required by Applicable Law, including Sections 601-609 of ERISA and Section 4980B of the Code).

(d)                                 Except as set forth in Section 2.8(d) of the Disclosure Schedule, none of the Benefit Plans obligates either Company to pay retention, separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement or as a result of a “change in control” (as such term is defined in Section 280G of the Code) and will not accelerate the time of paying or vesting, or increase the amount of compensation, due to any individual, and none of the Benefit Plans otherwise limits or restricts either Company’s ability to terminate the employment of any employee for any reason with no liability.

(e)                                  Each Company maintains and is considered the sponsor of all Benefit Plans with respect to such Company.

SECTION 2.9                                                                          Litigation.

(a)                                  Section 2.9(a) of the Disclosure Schedule sets forth (i) each outstanding injunction, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree, ruling or charge issued by any Governmental Entity that names either Company or is directed to either Company or any of their respective assets (“Order”), and (ii) each pending or, to the knowledge of each Company and Seller, threatened investigation, action, or proceeding against either Company or any of their respective assets by or before any Governmental Entity or arbitration panel.  The items listed on Section 2.9(a) of the Disclosure Schedule are not reasonably expected, either individually or in the aggregate, to have a Company Material Adverse Effect.

(b)                                 Except as disclosed on Section 2.9(b) of the Disclosure Schedule, all claims and other matters required to be disclosed on 2.9(a) of the Disclosure Schedule are covered by insurance policies in full force and effect, and all deductible amounts related thereto and the portion of such deductible that has been satisfied as of January 1, 2008, are also set forth on Section 2.9(b) of the Disclosure Schedule.

SECTION 2.10                                                                    Compliance with Applicable Laws; Permits.

(a)                                  Each Company is, and since January 1, 2005 has been, in compliance in all material respects with all Applicable Laws.  Neither Company has received any written communication from a Governmental Entity that alleges that such Company is not in compliance in any material respect with any Applicable Law, except for any such communication alleging such non-compliance that has been resolved.

(b)                                 Each Company has all licenses, permits, exemptions, consents, waivers, authorizations, rights, certificates of occupancy, franchises, orders or approvals of, and has made all required registrations with, any Governmental Entity that are material to the conduct of the business of, or the intended use of any properties of, such Company (collectively, “Permits”).  All of the Permits are valid and in full force and effect in all material respects and, assuming that any Consents with respect thereto as listed on Section 2.4 of the Disclosure Schedule have been obtained, will not be invalidated or otherwise affected by consummation of the transactions contemplated by this Agreement.  No event has occurred that would allow revocation or termination or that would result in the impairment of either Company’s rights with respect to any such Permit, and no proceeding is pending or, to the knowledge of each Company and Seller, threatened, to revoke or limit any Permit.

SECTION 2.11                                                                    Taxes.

(a)                                  Except as set forth in Section 2.11(a) of the Disclosure Schedule, Seller and the Companies have (i) filed (or had filed on their behalf), on a timely basis including proper extensions, all Tax Returns as required to be filed by them, and all such Tax Returns reflect accurately all liability for material Taxes of Seller and the Companies and are true and complete, and (ii) paid all Taxes due and owing by Seller and the Companies for any Pre-Closing Tax Period (whether or not shown on any Tax Return filed by Seller and the Companies).

(b)                                 Except as set forth on Section 2.11(b) of the Disclosure Schedule, (i) no federal, state, local or foreign audits, examinations or other proceedings are pending with regard to any Taxes or Tax Returns of Seller and the Companies, and (ii) Seller and the Companies have not, within the past 12 months, been contacted by, and are not currently corresponding with, any state or local government with respect to their obligation to file Tax Returns or to pay any Taxes.  Seller and the Companies have made available to Purchaser true and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller and the Companies filed or received since January 1, 2003.

(c)                                  There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax-related deficiencies against Seller and the Companies.

(d)                                 All Taxes that Seller and the Companies are required by Applicable Law to withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, shareholders or other third Persons have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authority or are held separately or reserved for such purpose.

(e)                                  Neither Company is, nor has it been, a United States real property holding corporation (as defined in Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  Neither Company is, nor has it been since January 1, 2003, a party to any Contract that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).  Seller and the Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.  Except as otherwise disclosed on Section 2.11(e) of the Disclosure Schedule, neither Company has (A) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (B) any liability for the Taxes of any Person (other than such Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.  Each Company is in full compliance with Code Section 409A.

(f)                                    Neither Seller nor either Company is, or within the past five years has been, a party to any Contract under which Seller or such Company has agreed to share Tax liability of any Person.

(g)                                 There are no Liens for Taxes upon the assets of either Company, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith.

(h)                                 Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax Period (or portion thereof) ending after the Closing Date as a result of any:

(i)                                     change in method of accounting for a Tax Period ending on or prior to the Closing Date;

(ii)                                  “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)                               intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)                              installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)                                 prepaid amount received on or prior to the Closing Date.

(i)                                     Neither Seller nor either Company has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j)                                     Seller is eligible to make the Section 338(h)(10) Election and any comparable election under state law, in each case with respect to the sale of the Shares pursuant to this Agreement.

(k)                                  “Taxes” means any and all taxes, charges, fees, levies or other assessments, including net income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer, recording, gross income, alternative or add-on minimum, environmental, goods and services, inventory, capital stock, profits, single business, employment, severance, stamp, unemployment, customs and duties taxes, fees and charges, imposed by any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term will include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

(l)                                     “Tax Return” means any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated tax) that has been or is required to be filed with any Tax Authority or that has been or is required to be furnished to any Tax Authority in connection with  the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

SECTION 2.12                                                                    Real Property.

(a)                                  Neither Company owns an interest in any real property.

(b)                                 Section 2.12(b) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by either Company (the “Leased Real Property”). Each Company has made available to Purchaser true and complete copies of the Ground Leases, which are all of the leases and subleases related to the Leased Real Property.  The Ground Leases are in full force and effect and are valid and enforceable in accordance with their terms.  Each Company has good and valid title, leaseholds or rights to the leasehold estates in its Leased Real Property. There are no leases, subleases, licenses or other agreements under which either Company uses or occupies or has the right to use or occupy, now or in the future, any real property other than the Ground Leases.

(c)                                  All of the land, buildings, structures and other improvements used by either Company in the conduct of its business are included in the Leased Real Property.

(d)                                 Except as otherwise set forth in Section 2.12(d) of the Disclosure Schedule, (i) each Company has performed all material obligations required to have been performed by it under each Ground Lease, and (ii) neither Company has received any written notice that it is in breach or default under any Ground Lease that has not been waived or for which a cure has not been accepted in writing.

(e)                                  No event has occurred and no condition or circumstance exists that, with the lapse of time or the giving of notice or both, would constitute a default by either Company under any Ground Lease or, to the knowledge of Seller and each Company, the landlord or any other party thereto.  No written notice of any such event, condition or circumstance has been received or issued by either Company with respect to any Ground Lease that has not been waived or a for which a cure has not been accepted in writing.

(f)                                    Each landlord under a Ground Lease has satisfied all of the delivery, build-out and construction requirements under such Ground Lease.

(g)                                 Neither Company has received notice of an intent to terminate any Ground Lease from any landlord or any other party to any Ground Lease.

(h)                                 No Ground Lease has been assigned, no portion of any Leased Real Property has been subleased, and each Company is currently in occupancy of all of its Leased Real Property.  Each Company has obtained all appropriate certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to operate its Leased Real Property in the manner in which the Leased Real Property is currently being used and operated, other than any such instruments that are normally obtained by a lessor of real property.

(i)                                     The buildings, structures, fixtures, equipment, building mechanical systems (including electrical, heating and air conditioning systems) and other improvements in, on or within the Leased Real Property are in good operating condition and repair in all material respects, subject to reasonable wear and tear and continued repair and replacement in accordance with reasonable and customary business practice.  There are no deferred maintenance, repairs or unrepaired defects in the structural components of such buildings and building mechanical systems located thereon or therein that could materially impair the value or use of the Leased Real Property.

(j)                                     Neither Company has received written notice of, and there is not pending or, to the knowledge of Seller and each Company, threatened or contemplated, any condemnation proceeding affecting any Leased Real Property or any part thereof, or any sale or other disposition of any Leased Real Property or any part thereof in lieu of condemnation.  The

Leased Real Property has not suffered any material damage by fire or other casualty that has not heretofore been completely repaired and restored.

(k)                                  To the knowledge of Seller and each Company, none of the buildings or other improvements on any Leased Real Property encroaches upon any adjoining property;

(l)                                     Since January 1, 2007, neither Company has received notice of a proposed increase in real estate tax assessments for any Leased Real Property.

SECTION 2.13                                                                    Intellectual Property.

(a)                                  Except as set forth on Section 2.13(a) of the Disclosure Schedule, each Company owns, or has sufficient license to use, all inventions, improvements, patents, utility models, designs, trade names, trade dress, trade secrets, trademarks, service marks, copyrights, domain names, know-how, software, databases and other proprietary rights (including all grants, registrations or applications therefor), and all goodwill associated therewith, relating to such Company or necessary for the conduct of such Company’s operations as currently conducted (collectively, “Intellectual Property”), and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights.  Section 2.13(a) of the Disclosure Schedule sets forth a correct and complete list of all letters patent, patent applications, utility models, utility model applications, trade names, unregistered trademarks and service marks, trademark and service mark registrations and applications, copyright registrations and applications, and domain names, in all cases both domestic and foreign, owned by either Company and included in the Intellectual Property.  With respect to registered Intellectual Property, Section 2.13(a) of the Disclosure Schedule sets forth a list of all jurisdictions in which such items are registered or applied for and all registration and application numbers.  Each Company is the owner of record of any application, registration or grant for each item of Intellectual Property of such Company listed in Section 2.13(a) of the Disclosure Schedule and has properly executed and recorded all documents necessary to perfect its title to all such Intellectual Property.  Each Company has filed all documents and paid all Taxes, fees, and other financial obligations required to maintain in force and effect until the Closing all Intellectual Property of such Company listed in Section 2.13(a) of the Disclosure Schedule.  To the knowledge of each Company and Seller, each item of Intellectual Property set forth in Section 2.12(a) of the Disclosure Schedule is valid and enforceable.

(b)                                 Except as set forth in Section 2.14(a) of the Disclosure Schedule, neither Company has granted any options, licenses, consents, settlements or agreements of any kind relating to the Intellectual Property or the marketing or distribution thereof, except nonexclusive licenses to distributors and end-users in the Ordinary Course of Business.  Neither Company is bound by or a party to any options, licenses or agreements of any kind relating to the intellectual property of any other Person, except for Desktop Software or as set forth in Section 2.14(a) of the Disclosure Schedule.  Subject to the rights of third parties set forth in Section 2.14(a) of the Disclosure Schedule, all Intellectual Property listed in Section 2.14(a) of the Disclosure Schedule, and any other Intellectual Property owned by either Company, is free and clear of all Encumbrances other than Permitted Encumbrances.  The conduct of the business of each Company as presently conducted, and each of the products sold or services provided by such

Company in connection therewith, do not violate, conflict with or infringe the intellectual property rights of any other Person.  To the knowledge of each Company and Seller, neither the conduct of any other Person’s business, nor the nature of any of the products it sells or services it provides, infringes upon or is inconsistent with any Intellectual Property.

(c)                                  No claims are pending, or to the knowledge of each Company and Seller, threatened, against either Company by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property.  Since January 1, 2000, neither Company has received any communication alleging that such Company has violated any rights relating to the intellectual property of any Person.

(d)                                 Each Company has taken all commercially reasonable steps required in accordance with sound business practice to establish policies and procedures requiring employees and agents to maintain the confidentiality of non-public information relating to the Intellectual Property, including the inventions, trade secrets, know how and other proprietary rights of such Company and its affiliates, and to appropriately restrict the use thereof.  Neither Company has made any such confidential information available to any Person other than employees of such Company or its affiliates, except pursuant to the written agreements set forth on Section 2.14(a)(xv) of the Disclosure Schedule.  To the knowledge of each Company and Seller, neither Company is making unauthorized use of any confidential information or trade secrets of any Person, including any former employer of any past or present employee of either Company.  To the knowledge of each Company and Seller, there has been no misappropriation of any material trade secrets or other material confidential or proprietary Intellectual Property of either Company by any Person.

(e)                                  Each Company owns, or has sufficient license to use, all computer software, including source code, operating systems, data, databases, files, documentation and other materials related thereto, that is used in or necessary for the conduct of such Company’s business as currently conducted (“Computer Software”), and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights or require the payment of any additional fees or amounts.  Section 2.13(e) of the Disclosure Schedule sets forth a list of all material Computer Software (excluding Desktop Software).  Each Company has made available to Purchaser true and complete copies of all Contracts under which such Company has the right to use Computer Software (other than Desktop Software).

(f)                                    Any Intellectual Property that has been created by an independent contractor or third party for either Company, other than Intellectual property owned by third parties and licensed pursuant to any Contracts set forth on Section 2.13(b) of the Disclosure Schedule, is the subject of a proper written assignment and or work-made-for-hire agreement reflecting that one or the other Company is the owner of such Intellectual Property.

(g)                                 “Desktop Software” means any third-party office productivity Computer Software that is licensed for use on desktop or laptop “PC-class” computers or related local area network servers other than by a written agreement executed by the licensee.  Desktop Software includes software licensed by shrink wrap or click wrap licenses, the Microsoft Windows class of operating system software and Microsoft Office or similar office productivity software (including individual programs contained therein).

SECTION 2.14                                                                    Contracts.

(a)                                  Section 2.14(a) of the Disclosure Schedule sets forth all of the following Contracts to which either Company is a party or by which it is bound:

(i)                                     any consulting or employment agreement (other than “at-will” employment agreements that may be terminated without liability to such Company);

(ii)                                  any employee collective bargaining agreement or other Contract with any labor union, organization or association;

(iii)                               any covenant of such Company not to compete or other covenant restricting the development, manufacture, marketing or distribution of the products and services of such Company;

(iv)                              any Contract with (A) Seller or any affiliate of such Company or (B) any current or former officer, director or employee of such Company, Seller or any affiliate of such Company (other than employment agreements covered by clause (i) above), including any loans made to any of such Persons;

(v)                                 any Contract with any Governmental Entity;

(vi)                              any lease, sublease or similar Contract with any Person (other than the other Company) under which such Company is a lessor or sublessor of, or makes available for use to any Person (other than the other Company), any Leased Real Property or any portion of any premises otherwise occupied by such Company;

(vii)                           any lease or similar Contract with any Person (other than the other Company) under which (A) such Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) such Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by such Company, in any such case that has an aggregate future liability or receivable, as the case may be, in excess of $50,000 per year and is not terminable by such Company by notice of not more than sixty (60) days without payment or penalty;

(viii)                        any license, option or other Contract relating in whole or in part to the Intellectual Property (including any license or other agreement under which such Company is licensee or licensor of any such Intellectual Property), other than Desktop Software;

(ix)                                any Contract under which such Company has borrowed any money from, established a line of credit with, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the other Company) or any other note, bond, debenture or other evidence of indebtedness issued to any Person (other than the other Company);

(x)                                   any Contract under which (A) any Person (including the other Company) has directly or indirectly guaranteed indebtedness, liabilities or obligations of such Company or (B) such Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(xi)                                any Contract for any joint venture, partnership or similar agreement;

(xii)                             any Contract granting an Encumbrance upon any assets or properties of such Company;

(xiii)                          any Contract providing for indemnification of any Person (other than such Company) with respect to liabilities relating to any current or former business of such Company or any predecessor Person (other than Contracts that do not relate primarily to indemnification obligations, but contain customary indemnification provisions incidental to such Contracts);

(xiv)                         any power of attorney (other than powers of attorney that (A) are included in any of the other Contracts listed in Section 2.14(a) of the Disclosure Schedule and (B) permit the other parties thereto to enforce their rights thereunder);

(xv)                            any confidentiality agreement (other than (A) Contracts that do not relate primarily to confidentiality or non-disclosure obligations, but contain customary provisions incidental to such Contracts and (B) customary Contracts entered into in the Ordinary Course of Business that impose confidentiality and non-disclosure obligations on parties to any such Contract other than such Company);

(xvi)                         any Contract (excluding purchase orders entered into in the Ordinary Course of Business) involving payment by such Company for products or services of more than $50,000 or which has a term of more than one year from the date hereof (unless terminable without penalty upon no more than 60 days’ notice);

(xvii)                      any Contract (excluding sales orders entered into in the Ordinary Course of Business) involving the obligation of such Company to deliver products or services for payment of more than $50,000 or which has a term of more than one year from the date hereof (unless terminable without penalty upon no more than 60 days’ notice);

(xviii)                   any Contract for the sale of any asset or property of such Company (other than Inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to purchase any assets or property of such Company or requiring the Consent of any party to the transfer thereof;

(xix)                           any currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xx)                              any Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt by such Company over the life of such Contract in excess of $50,000;

(xxi)                           any other Contract to which such Company is a party or by or to which it or any of its assets or business is bound or subject to that has an aggregate future liability to any Person in excess of $50,000 and is not terminable by such Company by notice of not more than sixty (60) days without payment or penalty; or

(xxii)                        any Contract other than as set forth above to which such Company is a party or by which it or any of its assets or business is bound or subject to that is material to such Company.

(b)                                 Except as set forth in Section 2.14(b) of the Disclosure Schedule, all Contracts required to be listed in the Disclosure Schedule (which, for purposes of this Section 2.14(b) only, includes all purchase orders and sales orders that are excluded from Section 2.14(a)(xvi) or Section 2.14(a)(xvii) by virtue of the first parenthetical in such respective section) are in full force and effect and are enforceable against the applicable Company and, to the knowledge of each Company and Seller, the other parties thereto in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  Except as set forth in Section 2.14(b) of the Disclosure Schedule, the applicable Company has performed in all material respects all obligations required to be performed by it to date under the Contracts required to be listed in the Disclosure Schedule, and such Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of each Company and Seller, no other party to any of the Contracts required to be listed in the Disclosure Schedule is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.  Neither Company has received any notice of the intention of any party to terminate any Contract required to be listed in any Disclosure Schedule.  Complete and correct copies of all Contracts required to be listed in the Disclosure Schedule, together with all modifications and amendments thereto, have been made available to Purchaser.

(c)                                  Assuming that the Consents listed on Section 2.4 of the Disclosure Schedule have been obtained, no Consent of the other party or parties to any Contracts required to be listed in the Disclosure Schedule must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the termination of such Contract, a breach, violation, default or penalty payment thereunder or any other change or modification to the terms thereof.

SECTION 2.15                                                                    Title and Sufficiency of Assets.

(a)                                  Each Company has good and valid title to, or a valid leasehold interest in, all tangible and intangible assets of such Company, free and clear of all Encumbrances, except (i) such as are set forth in Section 2.15(a) of the Disclosure Schedule, and (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business, Encumbrances arising under (and only with respect to the equipment leased under) equipment leases with third parties entered into in the Ordinary Course of Business, and Encumbrances for Taxes that are not due and payable or that may thereafter be paid without penalty (the Encumbrances described in clause (ii) are hereinafter referred to collectively as “Permitted Encumbrances”).  This Section 2.15 does not relate to real property or interests in real property, such items being the subject of Section 2.12, or to interests in intellectual property, such items being the subject of Section 2.13.

(b)                                 Except as otherwise disclosed on Section 2.15(b) of the Disclosure Schedule, the assets of each Company that Purchaser will acquire as a result of Purchaser’s acquisition of the Shares on the Closing Date represent all of the assets necessary to conduct the business of such Company as presently conducted and represent all of the assets used or intended for use in the conduct of the business of such Company.

SECTION 2.16                                                                    Machinery and Equipment.  Section 2.16 of the Disclosure Schedule sets forth a list of all material computer equipment, machinery, tools, furniture, furnishings, motor vehicles, office equipment and other material tangible personal property (other than Inventory and books and records) (“Machinery and Equipment”) that is owned by either Company, whether on or off the books of such Company, which list is true and complete as of January 1, 2008.  Except as otherwise disclosed on Section 2.16 of the Disclosure Schedule, the Machinery and Equipment listed on Section 2.16 of the Disclosure Schedule, together with Machinery and Equipment leased pursuant to leases listed on Section 2.14(a) of the Disclosure Schedule, constitutes all of the material Machinery and Equipment used by the Companies in the conduct of their business.  The Machinery and Equipment listed on Section 2.16 of the Disclosure Schedule and used in the operation of the Companies’ business is in good condition and working order (reasonable wear and tear excepted) in all material respects and is adequate and suitable for the particular purposes for which it is being used.  Except as set forth on Section 2.16 of the Disclosure Schedule and except for the leased items that are subject to leases listed on Section 2.14(a) of the Disclosure Schedule, no Person other than either Company owns any Machinery and Equipment situated on the premises of either Company that is necessary to the operation of the business of the Companies.

SECTION 2.17                                                                    Environmental and Safety Matters.  Except as set forth in Section 2.17 of the Disclosure Schedule:

(a)                                  Each Company is, and since January 1, 2005 has been, in compliance in all material respects with all Applicable Laws, permits, registrations and approvals relating to protection of public health or the environment, pollution control, or Hazardous Materials (collectively, “Environmental Laws”).  Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Resource

Conservation and Recovery Act (“RCRA”), the Clean Water Act and the Clean Air Act, all as amended, any comparable state or foreign law, and the common law.  “Hazardous Materials” means any materials or substances containing any (i) “hazardous substance” as defined by CERCLA, (ii) “hazardous waste” as defined by RCRA, (iii) petroleum, including crude oil or any fraction thereof, (iv) natural gas, natural gas liquids or synthetic gas usable for fuel, or (v) asbestos, polychlorinated biphenyls (“PCBs”) or isomers of dioxin.

(b)                                 Neither Company has received any unresolved claim, notice, complaint, Order, request for information, or other written communication from any Governmental Entity or private party (i) alleging violation of, or asserting any exceedance or non-compliance with any Environmental Law or Environmental Permit, (ii) asserting potential liability under any Environmental Law, or (iii) requesting investigation or clean-up of any site under any Environmental Law.

(c)                                  Each Company possesses, and is and since January 1, 2005 has been in compliance in all material respects with, all Permits required under the Environmental Laws that are applicable and necessary to the ownership and to the conduct of such Company’s business (collectively, “Environmental Permits”).  No event has occurred that would reasonably be expected to allow revocation or termination, or that would reasonably be expected to result in the impairment, of either Company’s rights with respect to any Environmental Permit, and no proceeding is pending or, to the knowledge of each Company and Seller, threatened, to revoke or limit any Environmental Permit.

(d)                                 No Hazardous Materials have been used, generated, stored or disposed of by Seller or either Company at or migrating from any Leased Real Properties or Former Properties in a manner that has led to any unresolved claims, or may lead to claims in the future, for penalties, damages, cleanup costs, remedial work or injunctive relief under Environmental Laws as currently in effect.  “Former Properties” mean all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned, leased or operated by Seller or either Company on or prior to the date hereof, but excluding the Leased Real Properties.

(e)                                  To the knowledge of each Company and Seller, neither Company has transported Hazardous Materials or arranged for the transportation of such Hazardous Materials to any site that is the subject of federal, state or local enforcement actions, or other governmental or private investigations.

(f)                                    There has been no release, as defined in CERCLA, of Hazardous Materials by Seller or either Company at or from any of the Leased Real Properties or the Former Properties in quantities or at levels that require reporting or remediation under applicable Environmental Laws as currently in effect.

(g)                                 No “Underground Storage Tank”, as defined in RCRA, is currently or, to the knowledge of each Company and Seller, has ever been located on any of the Leased Real Properties.

(h)                                 Neither Seller nor either Company has received written notice that any Leased Real Property or Former Property is or has been enrolled or placed in any federal or state program relating to the investigation and remediation of sites or properties.

(i)                                     No environmental investigation, assessment or remediation is being or has been conducted by or on behalf of Seller or either Company with respect to any Leased Real Property or Former Property.

(j)                                     Each Company has made available to Purchaser all environmental reports, audits, assessments or studies conducted by or on behalf of Seller or such Company with respect to (i) any of the Leased Real Properties or Former Properties, and (ii) the results of sampling and analysis of any asbestos, air, soil, or water, including ground and surface water, undertaken with respect to such Leased Real Properties or Former Properties, and all of such reports, audits, assessments and studies are listed in Section 2.17(j) of the Disclosure Schedule.

(k)                                  The Settlement Agreement entered by and among Miami-Dade County, Florida and AHM (f/k/a Professional Modification Services, Inc.) as of January 29, 2008 (the “Settlement Agreement”) is legally valid, binding and enforceable against each Company and Seller and, to the knowledge of Seller and each Company, each other party thereto or covered thereby (including those subject to the “Contribution Bar Order”, as defined in the Settlement Agreement).

The representations and warranties contained in this Section 2.17 are the exclusive representations and warranties in this Agreement dealing with the Companies’ compliance with Environmental Laws.

SECTION 2.18                                                                    Insurance.

(a)                                  Section 2.18(a) of the Disclosure Schedule lists all insurance policies covering the material properties, assets, employees and operations of each Company (including policies providing property, casualty, liability, and workers’ compensation coverage).  All premiums due and payable in respect of such policies have been paid in full, and no default or other circumstance exists that would result in the cancellation or non-renewal of any such policy prior to the Closing Date.

(b)                                 No notice of cancellation or termination of any insurance policy listed in Section 2.18(a) of the Disclosure Schedule has been received by either Company with respect to any such policy, except for any such notice that has been resolved.  Each such policy is in full force and effect and is enforceable against the applicable Company and, to the knowledge of each Company and Seller, the other parties thereto, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)                                  Since January 1, 2005, neither Company has been denied insurance for any reason (other than nonpayment of premiums) with respect to any insurance policy for which it applied.  Neither Company is in breach or default under any insurance policy listed in Section 2.18(a) of the Disclosure Schedule, and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under any such policy; and neither Company has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general.  Since January 1, 2005, neither Company has incurred any material loss, damage, expense or liability known to such Company and covered by any such insurance policy for which it has not properly asserted a claim under such policy.  Unless notified to the contrary in writing by Purchaser, each Company shall use its commercially reasonable efforts to continue such policies in force and effect through the Closing Date.

SECTION 2.19                                                                    Liability for Services.  Except as described in Section 2.19 of the Disclosure Schedule, in connection with the conduct of each Company’s business: (a) to the knowledge of each Company and Seller, there are no events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that might reasonably be expected to give rise to any material liability or obligation or otherwise form the basis of any material claim based on or related to any service provided or allegedly provided by or on behalf of such Company, and (b) to the knowledge of each Company and Seller, any services provided by such Company or any of its affiliates materially complied with applicable Permits, Applicable Laws or applicable industry and customer standards, and there have not been and there are no material defects or deficiencies in such services.

SECTION 2.20                                                                    Arrangements with Related Parties.  Except as described in Section 2.20 of the Disclosure Schedule, neither of the Companies or, to the knowledge of each Company and Seller, any director, officer, employee or affiliate of Seller or either Company, (a) is a director, officer or employee of, or consultant to or owns, directly or indirectly, any interest in, any supplier or customer of such Company, or is in any way associated with or involved in the business of such Company (except in their capacity as a shareholder, director, officer or employee of such Company, as the case may be), other than ownership of not more than 1% of the outstanding Capital Stock of any such Person if such stock is listed on a national securities exchange or listed with the Nasdaq Stock Market, or is regularly traded in the over-the-counter market by a member of a national securities exchange, (b) owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible, that is associated with any property, asset or right owned by such Company or the use of that is contemplated for the business of such Company, or (c) has filed any patent application that arises out of any of the operations of such Company or is capable of being used or availed of in connection therewith.

SECTION 2.21                                                                    Customers and Suppliers.  Section 2.21 of the Disclosure Schedule sets forth a list of the ten largest customers and a list of the ten largest suppliers (measured by dollar volume) of each Company during the last fiscal year and the amount of business done with each such supplier or customer, and to the knowledge of each Company and Seller, no such customer or supplier is currently threatening any material modification or change in the business relationship with such Company.

SECTION 2.22                                                                    Inventory.  All inventory of each Company (whether or not allocated to contracts in process), including raw materials, work in process and finished products, packaging, items purchased for distribution or resale and items that have been ordered or purchased by such Company, including inventory shown on the Interim Balance Sheet or acquired thereafter (“Inventory”), was acquired or manufactured in the Ordinary Course of Business, and is generally of a quality and quantity usable and saleable consistent in all material respects with past practice in the Ordinary Course of Business.

SECTION 2.23                                                                    Receivables.  All accounts, notes and other receivables and amounts owing to each Company (“Receivables”) represent arm’s length sales in the Ordinary Course of Business, constitute valid claims of such Company, as applicable, free and clear of all Encumbrances other than Permitted Encumbrances, and are not subject to any valid claims or set off or other defense or counterclaims other than returns in the Ordinary Course of Business.  Since the Interim Balance Sheet Date (i) there have not been any write-offs as uncollectible of any Receivables, except for write-offs in the Ordinary Course of Business, and (ii) there has not been a material change in the aggregate amount of Receivables and amounts owing to either Company or the aging thereof, other than in the Ordinary Course of Business.

SECTION 2.24                                                                    Labor Matters.

(a)                                  Neither Company is or ever has been a party to, or subject to any obligations under, any collective bargaining agreement.

(b)                                 There is no, and since January 1, 2005 there has not been any, labor strike, slowdown, work stoppage or lockout, pending against or otherwise affecting either Company (and, to the knowledge of each Company and Seller, no such labor strike, slow down, work stoppage or lockout is threatened).

(c)                                  Except as described in Section 2.24(c) of the Disclosure Schedule, since January 1, 2005, neither of the Companies or any of its representatives or employees has committed any unfair labor practice in connection with the operation of the business of such Company, and there is no unfair labor practice charge or complaint against either Company pending, or, to the knowledge of each Company and Seller, threatened, before the National Labor Relations Board or any comparable Governmental Entity.

(d)                                 There is no charge or complaint against either Company pending or, to the knowledge of each Company and Seller, threatened, before the United States Department of Labor, any state department of labor, the Equal Employment Opportunity Commission or any comparable federal, state, local or foreign human/civil rights organization or other Governmental Entity, relating to the employment or termination of employment of any current, prospective or former employee of either Company.

(e)                                  Except as described in Section 2.8(b) of the Disclosure Schedule, each Company has, in all material respects, discharged its obligations and complied with all Applicable Laws, in each case with respect to salary, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, vacation pay and all other benefits for its employees for all periods through the Closing.

SECTION 2.25                                                                    Financial Advisors.  Except for Houlihan Lokey Howard & Zukin Capital, Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or either Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.  Seller shall be solely responsible for the fees of Houlihan Lokey Howard & Zukin Capital, Inc. in connection with the transactions contemplated by this Agreement.

SECTION 2.26                                                                    Gifts and Benefits.  To the knowledge of each Company and Seller, no employee of agent of either Company acting on such Company’s behalf has, directly or indirectly, given or agreed to give, to any customer, supplier, governmental employee or any actual or purported agent of any of the foregoing who is or may be in a position to help or hinder such Company (or assist such Company in connection with any actual or proposed transaction) any illegal gift or benefit.

SECTION 2.27                                                                    Books and Records.  The minute books and corporate records of each Company contain true and materially complete copies of the minutes of all formal board of directors, director committee or shareholders meetings and of all written consents executed in lieu of the holding of any such meeting, in each case to the extent such minutes or written consents include material actions of the board of directors of such Company or Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

SECTION 3.1                                                                          Ownership of Capital Stock and Other Interests.  Seller is the record and beneficial owner of, and has good and valid title to, the Shares free and clear of all Encumbrances, and there are no restrictions on Seller’s right to transfer the Shares to Purchaser pursuant to this Agreement, other than those imposed by applicable federal and state securities laws.  Seller is not a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that could require Seller or, after the Closing, Purchaser, to sell, transfer or otherwise dispose of any of the Shares or (b) any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Shares.  Between the date hereof and the Closing, no transfer of record ownership of, or beneficial interest in, any Shares will be made.  Assuming that Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Purchaser at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Purchaser, and upon Purchaser’s payment of the

Closing Payment to Seller pursuant to Section 1.4, good and valid title to the Shares will pass to Purchaser, free and clear of any Encumbrances other than those arising from acts of Purchaser.

SECTION 3.2                                                                          Validity of Agreement.  Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by Seller and, assuming due and valid authorization, execution and delivery by the other Parties, is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.3                                                                          No Violations.  Except as disclosed in Section 3.3 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the Shares under any of the terms, conditions or provisions of, (i) the governing instruments of Seller or (ii) any note, bond, mortgage, indenture, lease, license, Contract, deed of trust, loan, or other instrument or obligation to which Seller is a party or by which Seller or any of Seller’s properties or assets may be bound; (b) violate any Applicable Law; or (c) require on the part of Seller any filing or registration with, notification to, or authorization or Consent of, any Governmental Entity; except for, in the case of clause (a)(ii), such violations, breaches or defaults that would not have a Company Material Adverse Effect.  Section 3.3 of the Disclosure Schedule lists each Contract to which Seller is a party or by or to which any of Seller’s assets is bound or subject to that requires any third-party Consent in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER

Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

SECTION 4.1                                                                          Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

SECTION 4.2                                                                          Authorization; Validity of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by its Board of Directors and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid execution and delivery hereof by the other Parties, is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.3                                                                          Consents and Approvals; No Violations.  Except (a) for applicable requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (b) as described in this Agreement, neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will: (i) violate any provision of the certificate of incorporation or by-laws of Purchaser; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound; (iii) violate any Applicable Law or (iv) require on the part of Purchaser any filing or registration with, notification to, or authorization or Consent of, any Governmental Entity; except in the case of clause (ii) for violations, breaches or defaults that would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby and perform its obligations hereunder (a “Purchaser Material Adverse Effect”).

SECTION 4.4                                                                          Sufficient Funds.  Purchaser has sufficient funds available (through existing credit arrangements or otherwise) to enable it to consummate the transactions contemplated by this Agreement.

SECTION 4.5                                                                          Investment Purpose.  Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.  Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

SECTION 4.6                                                                          Brokers.  Purchaser has not employed or retained, and has no liability to, any broker, agent or finder in connection with the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

SECTION 5.1                                                                          Conduct of Business Pending the Closing.  During the period from the date of this Agreement to the Closing, Seller shall cause each Company to (i) conduct its operations in the Ordinary Course of Business, (ii) use commercially reasonable efforts to (A) preserve intact its business organizations, (B) keep available the services of its current officers and employees, (C) preserve the goodwill of those having business relationships with such Company, (D) preserve its relationships with customers, creditors and suppliers, (E) maintain its books, accounts and records in the Ordinary Course of Business, and (F) comply in all material respects with Applicable Laws, and (iii) prior to the Closing, fully accrue on the books and records of such Company, or pay in full, all bonus payments accrued with respect to or to be paid to such Company’s directors, officers and employees through the time immediately prior to the Closing.  Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Disclosure Schedule, neither Company shall, and Seller shall not permit either Company to, without the prior written consent of Purchaser:

(a)                                  issue, sell, pledge, transfer, dispose of or encumber any of its Capital Stock or securities convertible into or exchangeable for any of its Capital Stock, or any rights, warrants, options, calls or commitments to acquire any of its Capital Stock or other convertible securities;

(b)                                 split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any of its outstanding securities;

(c)                                  declare, set aside or pay any dividend or distribution on any Capital Stock of such Company;

(d)                                 sell, transfer, assign, lease, mortgage or otherwise dispose of any assets except for sales of Inventory in the Ordinary Course of Business;

(e)                                  adopt any amendments to its certificate of incorporation, by-laws or similar governing instruments;

(f)                                    (i) increase the compensation of any of its directors, officers, employees or independent contractors, except in the Ordinary Course of Business or pursuant to the terms of agreements or plans currently in effect and listed in the Disclosure Schedule, (ii) pay or agree to pay any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement or arrangement listed in the Disclosure Schedule to any director, officer, employee or independent contractor, (iii) commit itself (other than pursuant to any already existing requirement in any collective bargaining agreement listed in the Disclosure Schedule) to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock option, stock appreciation right, group insurance, severance, retirement or other employee benefit plan, agreement or arrangement, or to any employment, retention or consulting agreement with or for the benefit of any director, officer, employee or independent contractor or (iv) except as required by Applicable Law, amend in any respect any such plan, agreement or arrangement;

(g)                                 (i) incur any Debt (other than borrowings under its existing revolving credit facility in the Ordinary Course of Business), (ii) pledge or otherwise encumber Capital Stock of such Company, (iii) make any loans, advances or capital contributions to, or investments in, any other Person, (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon, or (v) incur or assume any other liabilities or obligations except in the Ordinary Course of Business;

(h)                                 accelerate the delivery or sale of products or the incurrence of capital expenditures, or offer discounts on sale of products or premiums on purchases of raw materials, except in the Ordinary Course of Business;

(i)                                     waive any right of substantial value owned by such Company, cancel any material debt or claim owned by such Company or voluntarily suffer any extraordinary loss;

(j)                                     sell, assign, transfer, license, convey or permit to lapse any rights in any of the Intellectual Property set forth in Section 2.13(a) of the Disclosure Schedule, or disclose to any Person not an employee or otherwise dispose of any trade secret, process or know-how not theretofore a matter of public knowledge, except pursuant to judicial Order or process;

(k)                                  (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or (ii) otherwise acquire any assets other than in the Ordinary Course of Business, other than (in the case of this clause (ii) only) any (A) acquisition of Inventory in the Ordinary Course of Business, and (B) capital expenditures consistent with clause (t) below;

(l)                                     adopt a plan of complete or partial liquidation or authorize or undertake a  dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(m)                               change any of the accounting methods or accounting practices unless required by GAAP or Applicable Law;

(n)                                 settle any claims, actions, arbitrations, disputes or other proceedings (i) that would result in such Company being enjoined in any respect or (ii) for an amount that, in the aggregate, is in excess of $20,000 unless (A) the settlement amount is paid in full at or prior to Closing and (B) such Company obtains a release from such claim in form and substance reasonably satisfactory to Purchaser;

(o)                                 (i) enter into new Contracts or modify, amend, terminate or renew any Contract to which such Company is a party, in each case, that is material to such Company, except in the Ordinary Course of Business and provided that the term of any new Contract or any such modification, amendment or renewal does not exceed twelve months and provided further that no loans or advances shall be made or extended to any customers in connection with any such Contract, modification, amendment or renewal, or waive, release or assign any material rights or claims therein, or (ii) enter into, modify, amend, or renew any Contract outside the Ordinary Course of Business or on a basis not consistent with past practice if the dollar value of such new Contract or existing Contract to be so amended, modified or renewed is or would be in excess of $20,000 (not to exceed $50,000 in the aggregate) or  the Contract would have an initial term, or renewal or extension of terms, of greater than twelve months;

(p)                                 assume, enter into, amend, alter or terminate any labor or collective bargaining agreement to which such Company is a party or is affected thereby;

(q)                                 hire any officer, director, employee, agent or other similar representative for or on behalf of such Company, except non-management level employees hired “at will” in the Ordinary Course of Business;

(r)                                    account for, manage or treat Receivables or Inventory in any manner other than in the Ordinary Course of Business, or (without limiting the generality of the foregoing) write off as uncollectible any Receivable or write down the value of any Inventory other than in immaterial amounts or in the Ordinary Course of Business;

(s)                                  permit any of the insurance policies of such Company to be canceled or terminated or any of the coverage thereunder to lapse, without simultaneously securing replacement insurance policies that are in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

(t)                                    neglect to make any expenditures that are necessary and sufficient to maintain the condition of the properties, plants and equipment of such Company (including budgeted expenditures relating to maintenance, repair and replacement);

(u)                                 account for, manage, treat or make payments of or relating to cash, cash equivalents, certificates of deposit, commercial paper, treasury bills, treasury notes or other marketable securities held by such Company other than in the Ordinary Course of Business;

(v)                                 pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the Ordinary Course of Business; provided, however, that notwithstanding the foregoing, such Company shall be entitled to pay on a timely basis all reasonable, documented fees and expenses related to this Agreement and the transactions contemplated hereby and to settle claims in accordance with subsection (n) above;

(w)                               (i) make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle any Tax Claim or assessment, surrender any right to claim a Tax refund or credit or take or fail to take any other action if such action or failure to take such action would increase in any material respect the Tax liability of such Company, or (ii) except as otherwise required by Applicable Laws, file any income Tax Return, including any amended Tax Returns;

(x)                                   take any action that (i) would make any representation or warranty of Seller or either Company contained herein inaccurate in any respect at, or as of any time prior to, the Closing, (ii) would result in any of the conditions to this Agreement set forth in Section 8.1 not being satisfied, or (iii) would materially impair the ability of either Company, Seller or Purchaser to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or

(y)                                 authorize or enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

SECTION 5.2                                                                          Consent.  Prior to the Closing, each Party shall use commercially reasonable efforts to make or cause to be made promptly all registrations, filings and applications, to give all notices and to obtain all required Consents of third parties or Governmental Entities, Orders, qualifications and waivers necessary for the consummation of the transactions contemplated by this Agreement or that thereafter might be necessary to effectuate the transfer of any other license, approval or authorization.

SECTION 5.3                                                                          Implementing Agreement; Further Assurances.

(a)                                  Subject to the terms and conditions hereof, each Party shall take all commercially reasonable actions required to fulfill its obligations hereunder and shall otherwise use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby.

(b)                                 The Parties agree to execute and deliver all such other instruments and take all such other action as any Party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein.  The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including (i) the preparation of financial statements and Tax Returns and (ii) the taking of actions to ensure that the transactions contemplated by this Agreement do not result in a default under the Reimbursement Agreement, the Indenture or the Loan Agreement.

SECTION 5.4                                                                          No Breaches; Updated Disclosure Schedule.  Each of the Parties agrees that it will not take or cause to be taken any action that would cause or constitute a material breach, or would, if it had been taken prior to the date hereof, have caused or constituted a material breach of, any of the representations and warranties in this Agreement made by such Party.  Each of the Parties shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event that would cause or constitute a Company Material Adverse Effect or Purchaser Material Adverse Effect, or a breach of any of the representations and warranties in this Agreement made as of the Closing Date by Seller, Purchaser or either Company, give detailed notice thereof to the other Parties; and such notifying Party shall use its commercially reasonable efforts to prevent or promptly to remedy such breach.  On or prior to three (3) Business Days prior to the Closing, Seller shall provide to Purchaser an updated Disclosure Schedule, revised as necessary from the version delivered as of the execution of this Agreement, excluding any sections thereof that are made with respect to specified dates, that are not required to be updated; provided, however, that no update or revision to any part of the Disclosure Schedule pursuant to this Section 5.4 shall be deemed to cure any breach of any representation or warranty as modified by the Disclosure Schedule delivered as of the execution of this Agreement, other than updates or revisions to the Disclosure Schedule that are necessary to reflect matters permitted under Section 5.1.

SECTION 5.5                                                                          Access and Inspection.  Each Company and Seller shall give to Purchaser and its designated employees or representatives reasonable access (a) during regular business hours of such Company to all facilities, properties, assets, books, documents, Contracts, Tax Returns, employees and records of such Company and (b) to representatives of the customers set forth on Section 2.21 of the Disclosure Schedule, and shall furnish promptly to Purchaser and its representatives any information concerning such Company as Purchaser may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of such Company.

SECTION 5.6                                                                          Confidentiality; Publicity.

(a)                                  Prior to the Closing, Purchaser agrees that any information contained in the Disclosure Schedule or otherwise provided to Purchaser pursuant to this Agreement shall be held by Purchaser as confidential information in accordance with, and shall be subject to the terms of, that certain Confidentiality Agreement entered into as of August 21, 2007, between Purchaser and the financial advisor to Seller in connection with the transactions contemplated hereby (the “Confidentiality Agreement”).  Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating to either Company.

(b)                                 The Parties acknowledge that this Agreement and the transactions contemplated hereby are of a confidential nature and shall not be disclosed prior to the Closing except to key employees, consultants and advisors or as required by Applicable Law.  No Party shall make or cause to be made any public disclosure prior to the Closing with respect to the transactions contemplated hereby or this Agreement without the prior agreement of the other Parties, except as required by Applicable Law or any listing agreement with a national securities exchange.  The Parties shall endeavor to make or cause to be made only those press releases or other public disclosures as are required by Applicable Law; provided, however, that no press release or other public disclosure prior to the Closing shall be made by Seller or either Company without a minimum of 48 hours’ prior consultation with Purchaser.

(c)                                  For a period of five years after the Closing Date, Seller shall not, and shall not permit its accountants, counsel, consultants, advisors and agents (collectively, “Representatives”) and shareholders, and its and their affiliates, to, directly or indirectly, disclose or use or authorize, license or otherwise permit other Persons to use in any way that is detrimental to Purchaser or either Company any trade secrets or other information that is confidential, proprietary or otherwise not publicly available, including any confidential data, know-how or information relating to the business practices, products, customers, prospects, suppliers, research and development, ideas, designs, discoveries, inventions, techniques, equipment, marketing, sales, methods, manuals, strategies or financial affairs (collectively, the “Confidential Information”) about (i) either Company and (ii) Purchaser and its affiliates obtained in the negotiation or performance of this Agreement.  The obligation of Seller, its Representatives, its shareholders and its and their affiliates to hold any such information in confidence will be satisfied if each exercises the same degree of care with respect to such information as it would take to preserve the confidentiality of its own similar information.  In the event of a breach of the obligations hereunder by Seller or any of its Representatives, its shareholders or its or their affiliates, the Parties agree that, in addition to all other available remedies, Purchaser will be entitled to injunctive relief to enforce such obligations in any court of competent jurisdiction.  Notwithstanding the foregoing, the Confidential Information will not include such information that: (A) at the time of disclosure is publicly available or becomes publicly available through no act or omission of Seller or any of its Representatives, its shareholders or its or their affiliates; (B) is thereafter disclosed or furnished to Seller by a third Person that did not acquire the information under an obligation of confidentiality; or (C) is disclosed by Seller under compulsion of Applicable Law.

SECTION 5.7                                                                          Employment and Change-in-Control Agreements.  Seller shall be responsible for all fees and expenses under any employment or change-in-control agreement of either Company that are triggered by the consummation of the transactions contemplated by this Agreement.

SECTION 5.8                                                                          Noncompetition and Nonsolicitation.

(a)                                  During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, Seller shall not, either alone or in conjunction with any other Person (including any affiliate), directly or indirectly (including as a member, agent, shareholder or investor of any Person or in any other capacity), engage in, or own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or provide products or services to or for, or provide financial or other assistance to, any Person in, the design, development, manufacture, distribution, servicing, selling or marketing of any products or services that are the same, similar to, of the same appearance as, or fulfill the same function as those designed, developed, manufactured, distributed, serviced, sold or marketed by either Company at any time prior to the Closing Date; provided, however, that nothing in this section shall preclude Seller from owning not more than 1% of the outstanding Capital Stock of any Person if such stock is listed on a national securities exchange or listed with the Nasdaq Stock Market, or is regularly traded in the over-the-counter market by a member of a national securities exchange.  The geographic territory to which this Section extends is any country in which either Company has conducted business within the past three years.

(b)                                 Seller agrees that, from the date hereof through the third anniversary of the Closing Date, Seller shall not, and shall not permit its affiliates to, employ or directly or indirectly solicit, receive or accept the performance of services by, any current employee of either Company (excluding secretarial and clerical employees), if employed by either Company, Purchaser or any of Purchaser’s affiliates following the Closing.

(c)                                  If any provision contained in this Section 5.8 will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 5.8, but this Section 5.8 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the Parties that if any of the restrictions or covenants contained in this Section 5.8 is held to cover a geographic area or to be of a length of time that is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect.  Instead, the Parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 5.8 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions

(not greater than those contained herein) as will be valid and enforceable under such Applicable Law.

(d)                                 Seller agrees that a violation of this Section 5.8 will cause irreparable injury to Purchaser, and Purchaser will be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply for an injunction enjoining and restraining Seller from doing or continuing to do any such act and any other violations or threatened violations of this Section 5.8, and Seller consents to the entry thereof.  In the event that Seller is found to have breached any covenant in this Section 5.8, the time period provided for in that covenant shall be tolled (i.e., it shall not run) for so long as Seller was in violation of that covenant.

SECTION 5.9                                                                          Transfer Taxes.

(a)                                  Notwithstanding anything to the contrary contained herein, Purchaser and Seller shall each be liable for and shall pay for 50% of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, capital, conveyance, excise, recording, license and other similar Taxes and fees (including all applicable real estate transfer or gains taxes and bulk sales) (“Transfer Taxes”), if any, arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, and Purchaser and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of Tax Laws.  The Parties acknowledge and agree that Seller’s liability for 50% of the fees and expenses as described in the foregoing sentence shall be included as an accrued liability in the Final Statement for purposes of determining the Net Working Capital to the extent that the applicable Company has not, and that Seller has not on behalf of such Company, paid such fees and expenses on or prior to close of business on the day immediately preceding the Closing Date.

(b)                                 Purchaser and Seller shall cooperate with each other in attempting to minimize Transfer Taxes, if any.

(c)                                  Purchaser shall provide to Seller, and Seller shall provide to Purchaser, all exemption certificates with respect to Transfer Taxes that may be provided for under Applicable Law.  Such certificates shall be in the form, and shall be signed by the proper Party, as required under Applicable Law.

SECTION 5.10                                                                    No Shopping.  From the date hereof through the Closing or the earlier termination of this Agreement pursuant to Article IX, each Company and Seller shall not, nor shall Seller authorize or permit either Company or any affiliate of Seller or either Company or any officer, director or employee of either Company, or any investment banker or other Representative retained by Seller or either Company, to (a) directly or indirectly, solicit, initiate, encourage or participate in any way (including by way of furnishing information) in any discussion or negotiations with any Person or other entity or group (other than Purchaser or an affiliate of Purchaser) concerning any merger, consolidation, sale of assets, sale of Capital Stock or similar transactions relating to either Company (each, an “Acquisition Proposal”), (b) disclose, directly or indirectly, to any Person considering an Acquisition Proposal any information concerning either Company, or (c) enter into any understanding, agreement or commitment with any third party concerning any merger, consolidation, sale of assets, sale of

Capital Stock or similar transaction relating to either Company.  Each Company and Seller shall promptly notify Purchaser of any Acquisition Proposal and shall promptly provide Purchaser with such information regarding such Acquisition Proposal as Purchaser may request.

SECTION 5.11                                                                    Additional Financial Statements.  Seller and the Companies shall furnish Purchaser with an unaudited consolidated balance sheet and an unaudited consolidated income statement for Seller and the Companies for each full monthly period prior to the Closing Date as soon as they become available, and in any event, not later than fifteen (15) days after the end of each month.  Such financial statements shall be prepared (i) on a basis consistent with the Interim Financial Statements and (ii) in compliance with the representations and warranties set forth in Section 2.5 with respect to the Interim Financial Statements.  Seller, at its own expense, shall cause the financial statements of the Companies as of December 31, 2007, to be audited by Grant Thornton LLP and delivered to Purchaser no later than March 31, 2008, and Purchaser shall provide Seller and its representatives with such access to the books, records and personnel of the Companies as is necessary for such audit to be completed.

SECTION 5.12                                                                    Termination of Related-Party Arrangements.  Each Company and Seller shall cause all Contracts described in Sections 2.14(a)(i) and (iv) and 2.20 of the Disclosure Schedule, other than those listed in Section 5.12 of the Disclosure Schedule, to be terminated at the Closing with no further liability or obligation on the part of any party thereto.

SECTION 5.13                                                                    Repayment of Debt.  Each Company and Seller shall cooperate fully as and to the extent reasonably requested by Purchaser to permit Purchaser and its Representatives to contact and negotiate with the holders of such Company’s Debt, if any, to arrange for the repayment by such Company, or Purchaser on behalf of such Company, of Debt, other than the IRB Obligation, on the Closing Date.

SECTION 5.14                                                                    Releases.

(a)                                  Effective at the time of the Closing, Seller hereby, without any further action, releases and forever discharges each Company and its respective officers, directors, employees and affiliates (other than Purchaser), from any and all liabilities, claims, obligations, actions, causes of action, suits at law or in equity of whatever kind or nature, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Contracts, controversies, promises, variances, trespasses, judgments, verdicts, extents, executions, Encumbrances, payments, damages, costs, attorneys fees, expenses, and demands of any kind or nature, that each such Seller may have or may have had, known or unknown, from the beginning of the world through and including the Closing Date, against such Company or any of its officers, directors, employees or affiliates (other than Purchaser).

(b)                                 Notwithstanding the foregoing, nothing contained in clause (a) above shall constitute a release by Seller for claims against Purchaser arising out of Purchaser’s obligations under this Agreement.

SECTION 5.15                                                                    Guaranty of Seller’s Performance.

(a)                                  Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the prompt and full payment, as and when the same become due and payable, of all of Seller’s payment obligations set forth in Articles VI and VII to the extent that such obligations are not satisfied out of the Escrow Fund or by Seller.  Each Guarantor shall be liable only for its pro rata share, as set forth in Section 5.15 of the Disclosure Schedule (a “Guarantor Share”), of any indemnification claim that is not satisfied out of the Escrow Fund or by Seller.  Guarantors shall have the benefit of all rights of Seller under, and all limitations on Seller’s indemnification obligations as set forth, in Articles VI and VII.  Without limiting the generality of the foregoing, no Guarantor shall be liable for more than its Guarantor Share of the maximum indemnification amounts set forth in Section 7.4, as such amounts may be reduced by any indemnification obligations satisfied out of the Escrow Fund or by Seller.

(b)                                 Each Guarantor represents and warrants to Purchaser as follows:

(i)                                     Such Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease or operate its assets and property and to carry on its business as now being conducted.

(ii)                                  Each Guarantor has all requisite power and authority to enter into this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Guarantor.  This Agreement is, assuming the due authorization, execution and delivery by the other Parties hereto, a valid and binding obligation of such Guarantor, enforceable in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 5.16                                                                    Resolution of Certain Claims.

(a)                                  In the event that the sum of (i) the aggregate obligations of the Companies pursuant to the MDAD Claim, as finally determined, and (ii) all fees and expenses (including reasonable legal fees and expenses) incurred by Purchaser and/or the Companies in connection with the MDAD Claim, is less than the sum of (1) the amount reserved for on the Closing Balance Sheet in respect of the MDAD Claim and (2) the amount of the adjustment to the Purchase Price pursuant to Section 1.2(d), then, within five Business Days following the final determination of the aggregate amount of the Companies’ obligations pursuant to the MDAD Claim, Purchaser shall cause AHM to pay to Seller, by wire transfer of immediately available funds to an account specified by Seller, an amount equal to such difference, if any.

(b)                                 In the event that the sum of (i) the aggregate obligations of the Companies pursuant to the Transmeridian Claim, as finally determined, and (ii) all fees and expenses (including reasonable legal fees and expenses) incurred by Purchaser and/or the Companies in connection with the Transmeridian Claim, is less than the sum of (1) the amount reserved for on the Closing Balance Sheet in respect of the Transmeridian Claim and (2) the amount of the adjustment to the Purchase Price pursuant to Section 1.2(e), then, within five Business Days following the final determination of the aggregate amount of the Companies’ obligations pursuant to the Transmeridian Claim, Purchaser shall cause AHM to pay to Seller, by wire transfer of immediately available funds to an account specified by Seller, an amount equal to such difference, if any.

ARTICLE VI
TAX MATTERS

SECTION 6.1                                                                          Tax Returns.

(m)                               Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for Tax Periods ending on or before the Closing Date, and Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns; provided, that any such income Tax Returns will be prepared on a basis consistent with the tax principles historically used by the Companies in the preparation of its income Tax Returns (to the extent consistent with Applicable Law); provided, further, that Seller shall provide Purchaser with a substantially final copy of any such Tax Return proposed to be filed within one-hundred eighty (180) days after the Closing, and such filing will be subject to the consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed.

(n)                                 Purchaser shall file or cause to be filed when due (taking into account any valid extension) all Tax Returns for Taxes with respect to a Straddle Period and shall remit or cause to be remitted the amount of Taxes shown on such Tax Returns; provided, that any such income Tax Returns will be prepared on a basis consistent with the tax principles historically used by the Companies in the preparation of its income Tax Returns (to the extent consistent with Applicable Law); provided, further, that Purchaser shall provide Seller with a substantially final copy of any such Tax Return proposed to be filed at least thirty (30) days before the proposed dates of filing and such filing will be subject to the consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.

(o)                                 Purchaser shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to the Companies and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(p)                                 Each of Seller and Purchaser shall reimburse the other Party for any Taxes for which such Party is liable under this ARTICLE VI and that are payable with Tax Returns to be filed by the other Party pursuant to this Section 6.1, in each case, not later than five (5) days prior to the date that such returns are due.

SECTION 6.2                                                                          Cooperation on Tax Matters.  Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, including any Tax Claim.  Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any proceeding.  Seller and Purchaser agree, and Purchaser agrees to cause the Companies, (i) to retain all books and records with respect to Tax matters relating to the Companies for any Tax Period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) for the respective Tax Periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Seller and Purchaser shall, and Purchaser shall cause the Companies to, allow the other Party to take possession of such books and records.  Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

SECTION 6.3                                                                          Tax Refunds.  The amount or economic benefit of any refunds of, or amounts credited against, Taxes of the Companies for any Tax Period ending on or before the Closing Date will be for the account of Seller.  The amount or economic benefit of any refunds of Taxes of the Companies for any Tax Period beginning after the Closing Date (including any refunds of Taxes relating to the carryback of any net operating loss from a Post-Closing Tax Period to a Pre-Closing Tax Period) will be for the account of Purchaser.  The amount or economic benefit of any refunds of Taxes of the Companies for any Straddle Period will be apportioned between Seller and Purchaser in the manner described in Section 6.6(c).  Any such amounts owing to Seller or Purchaser, as provided in this Section 6.3, shall be paid by Purchaser or Seller, respectively, within ten (10) days of the receipt of any such refunds or the entitlement to any such credits.

SECTION 6.4                                                                          Tax Sharing Agreements.  Seller shall cause the provisions of any Tax sharing agreement or similar arrangement pertaining to the Companies to be terminated on or before the Closing Date.  After the Closing Date, no Party will have any rights or obligations under any such Tax sharing agreement.

SECTION 6.5                                                                          Transfer Taxes.  Except as otherwise provided in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with this Agreement will be split equally between Purchaser and Seller.

SECTION 6.6                                                                          Tax Indemnification.

(a)                                  From and after the Closing, and notwithstanding any language in this Agreement to the contrary, Seller shall indemnify, save and hold harmless the Purchaser

Indemnified Parties from and against all Losses based upon, arising from or related to (i) all Liability for Taxes of the Companies, in each case for all Pre-Closing Tax Periods, (ii) any breach by Seller of any covenant contained in this ARTICLE VI, (iii) any Taxes imposed on the Companies as a result of the deemed asset sale effected by the Section 338 Election, and (iv) all Liability (as a result of Treasury Regulation Section 1.1502-6(a) or a comparable provision of state or local Applicable Law related to Taxes, or by Contract) for Taxes of any Person that is or has been an affiliate of either Company during a Pre-Closing Tax Period; provided, however, that Seller shall not be liable for or pay and shall not indemnify, defend, save or hold harmless Purchaser Indemnified Parties for any Taxes (collectively, “Excluded Taxes”) imposed on the Companies as a result of the transactions occurring on or prior to the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation 1.1502-76(b)(1)(ii)(B)) to periods after the Closing Date.

(b)                                 From and after the Closing, Purchaser shall indemnify, save and hold harmless Seller from and against all Losses based upon, arising from or related to (i) all Liability for Taxes of the Companies, in each case for any Post-Closing Tax Period, and (ii) any breach by Purchaser of any covenant contained in this ARTICLE VI.

(c)                                  In the case of any Straddle Period:

(i)                                     real, personal and intangible property Taxes and any other Taxes levied on a per diem basis (collectively, “Per Diem Taxes”) of either Company for a Pre-Closing Tax Period will be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

(ii)                                  the Taxes of either Company (other than Per Diem Taxes) for any Pre-Closing Tax Period will be computed as if such Tax Period ended as of the close of business on the Closing Date.

(d)                                 Seller’s indemnity obligations in respect of Taxes for a Pre-Closing Tax Period (including the Tax liability for the Pre-Closing Tax Period portion of a Straddle Period), as determined pursuant to Section 6.6, will initially be effected by Seller’s payment to Purchaser of the excess of (i) any such Taxes for a Pre-Closing Tax Period over (ii) the sum of (A) the amount of such Taxes with respect to the Companies paid by Sellers at any time plus (B) the amount of such Taxes paid by the Companies on or prior to the Closing Date.  Seller shall pay such excess to Purchaser at the time specified in Section 6.1(a).  If the sum of (A) the amount of any such Taxes paid by Seller at any time plus (B) the amount of such Taxes paid by the Companies on or prior to the Closing Date exceeds the amount of such Taxes for a Pre-Closing Tax Period, Purchaser shall pay to Seller the amount of such excess at the time specified in Section 6.1(d).  In the case of a Tax that is contested in accordance with the provisions of Section 6.6(e), payment of the Tax to the appropriate Taxing Authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court.

(e)                                  If a claim will be made by any Taxing Authority that, if successful, might result in an indemnity payment to an Indemnified Party pursuant to this Section 6.6, the Indemnified Party shall promptly and in any event no more than twenty (20) days following the Indemnified Party’s receipt of such claim, give written notice to the Indemnifying Party of such claim (a “Tax Claim”); provided, however, the failure of the Indemnified Party to give such notices will relieve the Indemnifying Party from its indemnification obligations hereunder only to the extent that it is actually prejudiced by such failure.  With respect to any Tax Claim relating to a Tax Period ending on or prior to the Closing Date, Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) at its own expense; provided, however, that if the resolution of any portion of a Tax Claim would increase the Taxes of the Companies for a Tax Period after the Closing Date by more than $50,000, Seller shall give written notice to Purchaser, which will be entitled to jointly control only the proceedings taken solely in connection with such portion of such Tax Claim.  Moreover, if the resolution of any portion of a Tax Claim for a Post-Closing Tax Period would increase the Taxes of the Companies for a Pre-Closing Period by more than $50,000 for which Seller would be liable, Purchaser shall give written notice to Seller, which will be entitled to jointly control only the proceedings taken solely in connection with such portion of such Tax Claim.  Seller and Purchaser shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Companies for a Straddle Period.  Purchaser shall control at its own expense all proceedings with respect to any Tax Claim relating to a Tax Period beginning after the Closing Date.  A Party shall promptly notify the other Party if it decides not to control the defense or settlement of any Tax Claim that it is entitled to control pursuant to this Agreement, and the other Party will thereupon be permitted to defend and settle such proceeding without prejudice.  No Tax Claim in which Seller and Purchaser are entitled to jointly control all proceedings may be settled without the written consent of Seller and Purchaser, such consent not to be unreasonably withheld or delayed.  Seller, the Companies and Purchaser (and each of their respective affiliates) shall reasonably cooperate with each other in contesting any Tax Claim in accordance with Section 6.2.

(f)                                    The Parties shall satisfy their indemnity obligations pursuant to this Section 6.6 within ten (10) days after a final determination (within the meaning of Section 1313(a) of the Code) of the relevant Tax is made.

SECTION 6.7                                                                          Section 338(h)(10) Election.

(a)                                  If Purchaser, in its sole discretion, determines that it is advantageous to so proceed, Seller shall join with Purchaser (and, to the extent necessary, its affiliates) to make irrevocable elections under Section 338(h)(10) of the Code and, if permissible, Section 338(h)(10)-equivalent under any applicable state or local Tax laws in connection with the acquisition of all of the Capital Stock of each Company (the “Section 338(h)(10) Election”).  Any such determination shall be made by Purchaser no later than sixty (60) days prior to the date on which the Section 338 Forms are required to be filed.  Seller, each Company and Purchaser (and their respective affiliates) shall report the transactions contemplated by this Agreement consistently with the Section 338(h)(10) Election and agree not to take any action that would cause the Section 338(h)(10) Election to be invalid.

(b)                                 If Purchaser determines to make the Section 338(h)(10) Election, Purchaser shall prepare and Purchaser and Seller shall execute any and all forms necessary to effectuate the Section 338(h)(10) Election (including IRS Forms 8023 and 8883 and any similar forms under state or local Applicable Laws relating to Taxes (collectively, the “Section 338(h)(10) Forms”) as soon as practicable after the Closing Date (but in no event later than thirty (30) days prior to the date such Section 338 Form is required to be filed).  Purchaser (and its affiliates) shall duly and timely file the Section 338 Forms in accordance with Applicable Laws relating to Taxes and with the terms of this Agreement.  Seller and Purchaser shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338(h)(10) Election in accordance with the provisions of Regulation 1.338(h)(10)-1 promulgated under the Code (and comparable provisions of state and local Applicable Laws relating to Taxes) or any successor provisions.

(c)                                  On or before the sixtieth (60th) day before the date on which the Section 338 Forms are required to be filed, Purchaser shall prepare an allocation of the deemed sale price of the assets of the Companies resulting from the Section 338(h)(10) Election (as required pursuant to Section 338(h)(10) of the Code and the regulations promulgated thereunder) among such assets (the “Section 338 Allocation”).  Seller and Purchaser (and their affiliates) shall then cooperate in good faith to revise and finalize the Section 338 Allocation.  If Seller and Purchaser are unable to agree on the Section 338 Allocation, they shall request the Neutral Accountant to prepare the Section 338 Allocation within thirty (30) days of the date on which Purchaser provides the Section 338 Allocation, the cost of which shall be shared equally by them.  Seller, the Companies and Purchaser (and their respective affiliates) shall file all Tax Returns consistently with the Section 338 Allocation and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise with respect to such Tax Return, unless so required pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of state or local Applicable Law relating to Taxes).

SECTION 6.8                                                                          Certain Definitions.  For purposes of this Agreement:

(a)                                  “Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date;

(b)                                 “Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date;

(c)                                  “Straddle Period” means a Tax Period that begins before and ends after the Closing Date;

(d)                                 “Tax Authority” means a Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax; and

(e)                                  “Tax Period” means any period prescribed by any Tax Authority for which a Tax Return is required to be filed or, in the case of Taxes other than income Taxes, a Tax is required to be paid.

ARTICLE VII
INDEMNIFICATION

SECTION 7.1                                                                          Indemnification by Seller.  Subject to the limits set forth in this Article VII, Seller agrees to indemnify, defend and hold Purchaser, its officers, directors and affiliates, and, after the Closing, each Company and its respective officers, directors and affiliates (other than Seller) (all of such persons are collectively referred to herein as the “Purchaser Indemnified Parties”) harmless from and in respect of any and all losses, damages, claims, liabilities, obligations, suits, actions, fees, Taxes, penalties, costs and expenses of any nature whatsoever (including reasonable legal fees and expenses) (collectively, “Losses”), that they may incur arising out of, in connection with, relating to or caused by:

(a)                                  any inaccuracy or breach of (or in the event a third party alleges facts that, if true, would mean Seller has breached) (i) any representation or warranty of Seller or either Company with respect to either Company contained in Article II of this Agreement or in any agreement or certificate delivered by Seller in connection with the Closing (other than those covered by clause (ii) of this Section 7.1(a)), (ii) any representation or warranty made by or with respect to Seller contained in Article III of this Agreement or in any agreement or certificate delivered by Seller in connection with the Closing and relating to Article III of this Agreement, or (iii) any covenant, undertaking or other agreement of Seller contained in this Agreement or in any agreement or certificate delivered by Seller in connection with the Closing;

(b)                                 any claim for indemnification brought against either Company by any of such Company’s directors, officers, employees or agents arising out of or relating to such Person’s service, at any time prior to the Closing Date, in such capacity or as a partner, trustee, director, officer, employee or agent of another Person at the request of such Company (whether such claim is for a judgment, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise, and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(c)                                  any item set forth on Section 2.9(a) of the Disclosure Schedule, except for workers’ compensation claims and any items settled prior to the Closing Date; or

(d)                                 any item set forth on Exhibit 7.1(d).

SECTION 7.2                                                                          Indemnification by Purchaser.  Subject to the limits set forth in Section 7.4(b), Purchaser agrees to indemnify, defend and hold Seller, its officers, directors and stockholders (collectively, the “Seller Indemnified Parties”) harmless from and in respect of any and all Losses that any Seller Indemnified Party may incur arising out of, in connection with, relating to or caused by any inaccuracy or breach of (or in the event a third party alleges facts that, if true, would mean Purchaser has breached) (a) any representation or warranty of Purchaser contained in this Agreement or in any agreement or certificate delivered by Purchaser in connection with the Closing, or (b) any covenant, undertaking or other agreement of Purchaser contained in this Agreement or in any agreement or certificate delivered by Purchaser in connection with the Closing.

SECTION 7.3                                                                          Survival of Representations, Warranties and Covenants.  The representations and warranties of the Parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect: (a) in the case of the representations and warranties contained in Sections 2.1, 2.2, 2.3(a), 2.3(f), 2.25, 3.1, 3.2, 4.1 and 4.2 at all times from and after the Closing; (b) in the case of the representations and warranties contained in Section 2.11, until sixty (60) days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time; (c) in the case of the representations and warranties contained in Section 2.17, until the date that is twenty-four (24) months following the Closing Date; and (d) in the case of all other representations and warranties, until the date that is twelve (12) months following the Closing Date; provided, however, that, in each case, such representations and warranties shall survive beyond their respective periods with respect to any claim arising out of any inaccuracy therein or breach thereof, notice of which claim shall have been duly given within such applicable period in accordance with Section 7.5 hereof.  The covenants and agreements of the Parties contained in this Agreement or in any instrument delivered pursuant hereto or in connection herewith will survive the Closing and will remain in full force and effect following the Closing in accordance with their terms.

SECTION 7.4                                                                          Limitations on Indemnification Obligations.  Notwithstanding anything to the contrary contained herein:

(a)                                  Seller shall not be obligated to indemnify the Purchaser Indemnified Parties under Section 7.1(a)(i) or 7.1(a)(ii), unless the aggregate of all Losses for which Seller would be liable under that Section exceeds on a cumulative basis $400,000, at which point the Purchaser Indemnified Parties shall be entitled to indemnification for all Losses thereunder to the extent that the aggregate amount of such Losses exceeds $400,000 but does not exceed $4,000,000; provided, however, that (i) the limitations in this clause (a) shall not apply to any indemnification obligations of Seller arising from Seller’s representations and warranties set forth in Sections 2.1, 2.2, 2.3(a), 2.3(f), 2.11, 2.25, 3.1 or 3.2, (ii) the $400,000 deductible in this clause (a) shall not apply to any indemnification obligations arising from Seller’s representations and warranties set forth in Section 2.17, and (iii) in no event shall Seller’s aggregate indemnification obligation pursuant to this Agreement exceed the sum of (w) the Closing Payment, plus (x) the Escrow Amount, plus (y) 92.06% of the amount of Debt payable at the Closing to AAG Liquidation Holding Corp. pursuant to the Closing Certificate, plus (z) $9,206,000;

(b)                                 Purchaser shall not be obligated to indemnify the Seller Indemnified Parties under Section 7.2(a) unless the aggregate of all Losses for which Purchaser would be liable under that Section exceeds on a cumulative basis $400,000, at which point Seller shall be entitled to indemnification for all Losses thereunder to the extent that the aggregate amount of such Losses exceeds $400,000 but does not exceed $4,000,000; provided, however, that the limitations in this clause (b) shall not apply to any indemnification obligations of Purchaser arising from Purchaser’s representations and warranties set forth in Sections 4.1 or 4.2;

(c)                                  Any payment made by an Indemnifying Party to an Indemnified Party pursuant to this Article VII in respect of any claim will be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim; provided, however, that the Indemnified Party shall use commercially reasonable efforts in pursuing recovery under any applicable insurance policy then in existence;

(d)                                 Each Person entitled to indemnification hereunder will take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses or damages that are indemnifiable or recoverable hereunder;

(e)                                  In no event will Seller be obligated to indemnify Purchaser or any other Person with respect to any matter to the extent that such matter was (i) reflected on the Closing Date Balance Sheet and taken into account in the calculation of Net Working Capital or (ii) specifically included in the calculation of the Purchase Price; and

(f)                                    No Indemnified Party will be entitled to recover from an Indemnifying Party for any Losses as to which indemnification is provided under this Agreement any amount in excess of the actual damages, court costs and reasonable attorney fees suffered by such party, and the parties waive any right to recover consequential, special, punitive or exemplary damages arising in connection with or with respect to the indemnification provisions hereof; provided, however, that such waiver shall not apply to any such damages that are payable by an Indemnified Party in connection with a third-party claim.

SECTION 7.5                                                                          Notice and Opportunity to Defend.  If there occurs an event that a Party (an “Indemnified Party”) asserts is an indemnifiable event pursuant to Section 7.1 or 7.2, the Indemnified Party shall promptly notify the other Party obligated to provide indemnification (an “Indemnifying Party”).  If such event involves any claim or the commencement of any action or proceeding, in each case by a third Person, the Indemnified Party will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding.  Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure materially prejudices the Indemnifying Party hereunder.  In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Party in connection with the defense thereof.  If the Indemnifying Party does not assume such defense, then the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party.  The Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability.  The Indemnified Party shall have the right to participate at its own expense in the defense of such asserted liability.  No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party (a) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (b) if such judgment or settlement would result in the finding or admission of any violation of Applicable Law, or (c) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could interfere with or adversely affect the business, operations or assets of the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any third-party claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such third-party claim) if the third-party claim seeks an Order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.  If such equitable relief or other relief portion of the third-party claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

SECTION 7.6                                                                          Payments from Escrow Fund.  The indemnification obligations of Seller pursuant to this Agreement, subject to the limitations set forth in this Article VII to the extent applicable, shall be first satisfied from the Escrow Fund until such funds have been exhausted or the claims exceed the then-current balance in the Escrow Fund, and thereafter directly by Seller (or by one or more of the Guarantors pursuant to Section 5.15).

SECTION 7.7                                                                          Exclusive Remedy.  Except for (a) such equitable remedies as may be available to enforce the provisions of Section 5.6, (b) indemnification for Taxes as provided in Article VI, and (c) as set forth in Section 10.11, the indemnifications under this Article VII are the Parties’ sole and exclusive remedies against one another with respect to matters of any kind or nature arising under this Agreement, and the parties hereby waive and release any other rights, remedies, causes of action or claims of any kind or nature arising under this Agreement, other than claims for or in the nature of fraud or intentional misrepresentation.

SECTION 7.8                                                                          Tax Treatment.  Any indemnification payments under this Article will be treated, for Tax purposes, as adjustments to the Purchase Price to the extent permitted by Applicable Laws.

ARTICLE VIII
CONDITIONS

SECTION 8.1                                                                          Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser) as of the Closing of the following further conditions:

(a)                                  the representations and warranties made by Seller in this Agreement qualified as to materiality or a Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or a Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)                                 Seller shall have performed or complied in all material respects, and shall have caused each Company to perform or comply in all material respects, with all obligations and covenants hereunder required to be performed or complied with by Seller or either Company, as applicable, at or prior to the Closing Date;

(c)                                  no Applicable Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition shall be pending, threatened or in effect, that would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Purchaser to own the Shares or to operate the business of each Company;

(d)                                 Seller shall have paid ES Consultants, Inc. to take such actions post-Closing in accordance with the Action Plan Report dated February 8, 2008 by ES Consultants, Inc., as supplemented by that certain e-mail dated February 22, 2008, from Lucas Barroso-Giachetti of ES Consultants, Inc. to Gustavo Mendoza (Subject:  AHM Action Plan Table Summary - Schiff Hardin, LLP Comments);

(e)                                  Seller and each Company shall have obtained the Consents set forth on Section 8.1(e) of the Disclosure Schedule;

(f)                                    Purchaser shall have completed its telephone interviews with representatives of the customers set forth on Section 2.21 of the Disclosure Schedule who are currently customers of either Company, with the results of such interviews reasonably satisfactory to Purchaser;

(g)                                 the applicable Company or Seller, as the case may be, shall have delivered to Purchaser each of the following:

(i)                                     a certificate signed by a vice president or other executive officer of each Company and Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied;

(ii)                                  certificates executed by the Secretary or an Assistant Secretary of Seller and each Company certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation or other similar governing instrument of Seller or such Company, as the case may be; (B) a true and complete copy of the bylaws or other similar governing instrument of Seller or such Company, as the case may be; (C) a true and complete copy of the resolutions of the board of directors of Seller or such Company, as the case may be, authorizing the execution, delivery and performance by Seller or such Company, as  the case may be, of this Agreement and the consummation of the transactions contemplated by this Agreement; and (D) incumbency matters;

(iii)                               a certificate of the Secretary of State or other applicable Governmental Authority certifying the good standing of each Company and Seller in its respective jurisdiction of organization as of a date within seven (7) days before the Closing Date;

(iv)                              all minute books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of each Company;

(v)                                 written resignations, effective as of the Closing Date, of each of the directors and officers of each Company from all directorships and offices with such Company;

(vi)                              an opinion of counsel from counsel to Seller in the form attached as Exhibit 8.1(g)(vi);

(vii)                           copies reasonably acceptable to Purchaser of each of the Consents set forth in Section 8.1(f) of the Disclosure Schedule;

(viii)                        a counterpart to the Escrow Agreement executed by Seller;

(ix)                                pay-off letters, discharges, releases and UCC-3 termination statements adequate to discharge all Encumbrances on the property and assets of each Company, other than (A) Permitted Encumbrances and (B) Encumbrances related to any Debt that will not be paid by Purchaser on behalf of such Company at the Closing; and

(x)                                     a certificate (the “Closing Certificate”) from an authorized officer of Seller certifying the amounts of (i) Cash, (ii) Debt (other than the IRB Obligation) of each Company (the “Payoff Amount”) and (iii) Transaction Fees, in each case as of the close of business on the Closing Date, and the names of the Persons to which such amounts are payable;

(h)                                 Purchaser or AHM shall have obtained an environmental liability insurance policy upon substantially the terms (including coverage, premium and deductible) set forth on Exhibit 8.1(h) (the “Environmental Liability Insurance Policy”);

(i)                                     AHM shall have used its commercially reasonable efforts to amend its Benefit Plans, as set forth on Exhibit 8.1(i), to exclude from eligibility in such Benefit Plans individuals performing services for AHM through AMS; and

(j)                                     either (i) Seller shall have obtained, with the commercially reasonable cooperation of Purchaser (which cooperation shall include a replacement for the $10 million guaranty that currently supports the obligations of AHM thereunder), a written waiver by iStar Financial Inc. of the event of default under the Reimbursement Agreement that would otherwise be effected by the consummation of the transactions contemplated by this Agreement or (ii)

Purchaser shall have obtained the consent of iStar Financial Inc. and the issuer of the letter of credit issued pursuant to the Reimbursement Agreement to replace iStar Financial Inc. as the obligor under such letter of credit.

SECTION 8.2                                                                          Conditions to the Obligations of Seller and Each Company.  The obligations of Seller and each Company to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller and each Company) as of the Closing of the following further conditions:

(a)                                  the representations and warranties made by Purchaser in this Agreement qualified as to materiality or a Purchaser Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or a Purchaser Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)                                 Purchaser shall have performed or complied in all material respects with all obligations and covenants hereunder required to be performed or complied with by Purchaser at or prior to the Closing Date;

(c)                                  no Applicable Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Shares shall be in effect;

(d)                                 the Environmental Liability Insurance Policy shall be in place;

(e)                                  all guarantors and other obligors under the Reimbursement Agreement and the documents executed in connection therewith (including any guarantees) shall have been released from all liabilities in respect thereof; and

(f)                                    Purchaser shall have delivered to Seller each of the following:

(i)                                     a certificate signed by a vice president or other executive officer of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;

(ii)                                  a certificate executed by the Secretary or an Assistant Secretary of Purchaser certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation or other similar governing instrument of Purchaser; (B) a true and complete copy of the bylaws or other similar governing instrument of Purchaser; (C) a true and complete copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated by this Agreement; and (D) incumbency matters;

(iii)                               a certificate of the Secretary of State certifying the good standing of Purchaser in its jurisdiction of organization as of a date within seven (7) days before the Closing Date; and

(iv)                              a counterpart to the Escrow Agreement duly executed by Purchaser.

ARTICLE IX
TERMINATION

SECTION 9.1                                                                          Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:

(a)                                  by the mutual written consent of Seller and Purchaser;

(b)                                 by either Seller or Purchaser:

(i)                                     if the Closing shall not have occurred on or prior to March 31, 2008 (provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available (A) to Seller, if the failure by Seller or either Company to comply with any of their respective obligations hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, and (B) to Purchaser, if the failure by Purchaser to comply with any of its obligations hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); or

(ii)                                  if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(c)                                  by Seller if (i) Purchaser breaches or fails to perform or comply with any of its material covenants or agreements contained herein, or breaches any of the representations and warranties made by Purchaser in any material respect, (ii) Seller has notified Purchaser in writing of the breach, and (iii) the breach is incapable of being cured or has continued without cure for a period of ten (10) days after the notice of breach; or

(d)                                 by Purchaser if (i) Seller or either Company breaches or fails to perform or comply with any of its material covenants or agreements contained herein, or breaches any of the representations and warranties made by Seller or such Company in any material respect, (ii) Purchaser has notified such Company and Seller in writing of the breach and (iii) the breach is incapable of being cured or has continued without cure for a period of ten (10) days after the notice of breach;

provided, however, that the Party seeking termination pursuant to clause (c) or (d) (and, in the case of clause (c), each Company) is not in breach in any material respect of any of its material representations, warranties, covenants or agreements contained in this Agreement.

SECTION 9.2                                                                          Procedure and Effect of Termination.

(a)                                  In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)                                     each Party shall redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii)                                  all confidential information received by any Party with respect to the business of any other Party or its affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement.

(b)                                 If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 9.2, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 10.5 — 10.17 and this Section 9.2.  Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement prior to termination.

ARTICLE X
MISCELLANEOUS

SECTION 10.1                                                                    Amendment and Modification.  Subject to Applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of each of the Parties at any time prior to the Closing with respect to any of the terms contained herein.

SECTION 10.2                                                                    Notices.  All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to; (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed to or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the Party for whom intended, at the address or telecopier number for such Party set forth below (or at such other address or telecopier number for a Party as shall be specified by like notice, provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt):

(a)                                  if to Purchaser or (after the Closing Date) either Company, to:

AAR Aircraft Services, Inc.
1100 N. Wood Dale Road
Wood Dale, IL  60191
Telecopy No.  (630) 227-2219
Attention:                         Group Vice President;

with copies to:

AAR CORP.
1100 N. Wood Dale Road
Wood Dale, IL  60191
Telecopy No.  (630) 227-2058
Attention:                         General Counsel’s Office;

and:

Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606
Telecopy No.          (312) 258-5700

Attention:                           Robert J. Minkus;

(b)                                 if to Seller or (before the Closing Date) either Company, to:

AHM Holding Corp.
5300 N.W. 36th Street – Building 850
Miami, Florida  33122
Telecopy No.  (305) 871-5388
Attention:  James F. Martin;

with a copy to:

Cohen & Grigsby, P.C.
11 Stanwix Street, 15th Floor
Pittsburgh, Pennsylvania  15222-1319
Telecopy No.  (412) 209-0672
Attention:  Jeffery D. Peters; and

(c)                                  if to a Guarantor, to (as applicable):

% PNC Mezzanine Management Corp
Three PNC Plaza, 22nd Floor
620 Liberty Avenue
Pittsburgh, PA  15222
Telecopy No:  (412) 762-6233

Attn:  Preston Walsh

Allied Capital Corporation
1919 Pennsylvania Avenue NW
Washington, DC  20006
Telecopy No.:  (202) 659-2053
Attn:  Michael Grisius

% Trivest Partners, L.P.
2665 South Bayshore Drive
Suite 800
Miami, FL  33133
Telecopy No.:  (305) 285-0102
Attn:  Russ Wilson

in each case, with a copy to:

Cohen & Grigsby, P.C.
11 Stanwix Street, 15th Floor
Pittsburgh, Pennsylvania  15222-1319
Telecopy No.  (412) 209-0672
Attention:  Jeffery D. Peters.

SECTION 10.3                                                                    Interpretation.

(a)                                  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written in the Preamble of this Agreement.

(b)                                 As used in this Agreement:

(i)                                     The term “affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act;

(ii)                                  The term “Business Day” means a day, other than a Saturday or a Sunday, on which banking institutions in the City of Chicago, Illinois are required to be open;

(iii)                               The term “Capital Stock” means any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including stock appreciation, contingent interest or similar rights) of a Person;

(iv)                              The term “Company Material Adverse Effect” means a material adverse effect on (A) the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Companies taken as a whole, or (B) the ability of Seller or either Company to consummate the transactions contemplated by this Agreement in a timely manner; provided, that a Material Adverse Effect will not be deemed to have occurred if the event or condition giving rise to the same consists of or results from (x) public or industry knowledge of the transactions contemplated by this Agreement or (y) general economic conditions or conditions that generally affect the industry in which the Companies compete (in either case, unless such conditions would reasonably be expected to result in a materially disproportionate adverse effect on the financial condition or operating results of the Companies, taken as a whole, relative to other affected Persons);

(v)                                 The term “Contract” means any contract, agreement, plan, understanding, undertaking, commitment or arrangement, whether written or oral;

(vi)                              The term “knowledge” and terms of similar import mean, with respect to the Companies and Seller (or any of them), the actual knowledge of each officer or director of Seller or either Company after reasonable inquiry of the other management employees of the Companies with responsibility for the relevant subject matter.

(vii)                           The term “made available to Purchaser” means either (A) delivered (by U.S. mail, Federal Express or similar overnight courier or e-mail) to Purchaser or its legal representatives or (B) both (1) posted on the internet data site established on behalf of the Companies in connection with the transactions contemplated by this Agreement and (2) accessible thereon to Purchaser and its representatives as of the date of this Agreement;

(viii)                        The term “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, limited liability company or an unincorporated organization;

(ix)                                The term “subsidiary” means any corporation or other entity (including partnerships and other business associations and joint ventures) with respect to which a Person (or a subsidiary thereof) directly or indirectly owns at least a majority of the voting power represented by the outstanding Capital Stock or other voting securities or interests having voting power under ordinary circumstances to elect a majority of the directors or similar members of the governing body, or otherwise to direct the management and policies, of such corporation or entity; and

(x)                                   The term “Transaction Fees” means (A) all legal, accounting (including the fees and expenses payable to Grant Thornton LLP in connection with the audit of the Companies’ financial statements as of December 31, 2007) and any other fees and expenses incurred by Seller or either Company and (B) all fees and expenses payable to Houlihan Lokey Howard & Zukin Capital, Inc. by Seller or either Company, in each case in connection with the transactions contemplated by this Agreement.

(c)                                  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

SECTION 10.4                                                                    Counterparts; Delivery by Facsimile.  This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Executed signatures delivered by facsimile shall be treated in all respects as original signatures.

SECTION 10.5                                                                    Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement and the Disclosure Schedule (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b), except as provided herein, are not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

SECTION 10.6                                                                    Severability.  If any term, provision, covenant or restriction of this Agreement is held by a Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 10.7                                                                    Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction, except that the Federal Arbitration Act, 9 U.S.C. Sections 1-16, will govern all questions relating to the arbitrability of claims or disputes relating to the Adjustment pursuant to Article I hereof, and to the enforcement of the arbitration provisions contained in Section 1.5 hereof.

SECTION 10.8                                                                    Jurisdiction.  Each Party hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the courts of the State of Delaware (collectively, the “Delaware Courts”), preserving, however, all rights of removal to any federal court located in the State of Delaware under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts.  Each Party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile.  Notwithstanding the foregoing, each of the Parties agrees that each of the other Parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

SECTION 10.9                                                                    Service of Process.  Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.8 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.2 hereof.  However, the foregoing shall not limit the right of a Party to effect service of process on another Party by any other legally available method.

SECTION 10.10                                                              Recovery of Fees by Prevailing Party.  In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the Party that does not prevail in such litigation, as determined by the court in a final judgment or decree, shall pay to the prevailing Party all costs, expenses and reasonable attorneys’ fees incurred by the prevailing Party, including such costs, expenses and fees of any appeals.  If the prevailing Party shall recover judgment in any action or proceeding, its costs, expenses and attorneys’ fees shall be included as part of such judgment.

SECTION 10.11                                                              Specific Performance.  Seller acknowledges and agrees that in the event of any breach of this Agreement, Purchaser would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that (a) Seller shall waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) Purchaser shall be entitled, in addition to any other remedy to which Purchaser may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 10.8 hereof.

SECTION 10.12                                                              Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided, however, that Purchaser may (a) assign any or all of its rights and interests hereunder to any of its affiliates and (b) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

SECTION 10.13                                                              Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

SECTION 10.14                                                              Brokers.  Seller or Purchaser, as the case may be, shall be solely responsible for all fees, expenses and other costs payable to, or incurred by, brokers or finders that have acted for such Party in connection with this Agreement or the transactions contemplated hereby, including any brokerage fee, finder’s fee or commission in respect thereof.

Seller shall also be solely responsible for all fees payable to investment bankers that acted for either Company in connection with this Agreement or the transactions contemplated hereby.

SECTION 10.15                                                              Headings.  Headings of the Articles and Sections of this Agreement, the Table of Contents, the Index of Defined Terms, the Index of the Disclosure Schedule and the schedules included in the Disclosure Schedule are for convenience of the Parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 10.16                                                              Waivers.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 10.17                                                              Schedules and Exhibits.  The Disclosure Schedule and all Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed as of the date first written above.

AAR AIRCRAFT SERVICES, INC.

By:	/s/ Richard J. Poulton
Name: Richard J. Poulton
Title: Vice President

AHM HOLDING CORP.

By:	/s/ James F. Martin
Name: James F. Martin
Title: President & Chief Financial Officer

AVBORNE HEAVY MAINTENANCE, INC.

By:	/s/ James F. Martin
Name: James F. Martin
Title: President & Chief Financial Officer

AVIATION MAINTENANCE STAFFING, INC.

By:	/s/ James F. Martin
Name: James F. Martin
Title: President & Chief Financial Officer

TRIVEST FUND III, L.P.,
a Delaware limited partnership, for purposes of Section 5.15 only

By:	/s/ Troy Templeton
Name: Troy Templeton
Title: Managing Partner

Signature Page 1 of 2 to Stock Purchase Agreement

TRIVEST EQUITY PARTNERS III, L.P.,
a Delaware limited partnership, for purposes of Section 5.15 only

By:	/s/ Troy Templeton
Name: Troy Templeton
Title: Managing Partner

TRIVEST PRINCIPALS FUND III, L.P.,
a Delaware limited partnership, for purposes of Section 5.15 only

By:	/s/ Troy Templeton
Name: Troy Templeton
Title: Managing Partner

TRIVEST FUND CAYMAN III, L.P.,
a Cayman Islands limited partnership, for purposes of Section 5.15 only

By:	/s/ Troy Templeton
Name: Troy Templeton
Title: Managing Partner

ALLIED CAPITAL CORPORATION,
a Maryland corporation, for purposes of Section 5.15 only

By:	/s/ Michael J. Grisius
Name: Michael J. Grisius
Title: Managing Director

PNC VENTURE, LLC,
a Delaware limited liability company, for purposes of Section 5.15 only

By:	/s/ Preston Walsh
Name: Preston Walsh
Title: Authorized Signatory

Signature Page 2 of 2 to Stock Purchase Agreement